U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

MINDPIX CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	46-2461343
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

940 Lincoln Road Suite 315 Miami Beach, FL	33139
(Address of principal executive offices)	(Zip Code)

(305) 921-9814

(Issuer’s telephone number, including area code)

Copies to:

Jonathan D. Leinwand

Jonathan D. Leinwand, P.A.

200 South Andrews Ave

Fort Lauderdale, FL 33301

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

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EXPLANATORY NOTES

In this registration statement, unless the context indicates otherwise, the term “Mindpix,” “Company,” “we,” “us” and “our” refer to Mindpix Corporation, a Nevada corporation.

Once this Form 10 registration statement is deemed effective, we will be subject to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statement are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “anticipates.” “expects,” “intents,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “scheduled,” “projects,” and variations of these works and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

The forward-looking statements in this registration statement speak only as of the date hereof and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statement. These factors include, among others, the risks described under Item 1A and elsewhere in this registration statement.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

When this registration statement is deemed effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site is located at http://www.mpixcorporation.us. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings).

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Item 1. Business

About Our Company

Mindpix Corporation is a differentiated Technology and Media and Entertainment Company that was re-domiciled in the State of Nevada in 2004. Mindpix’s business mission is to focus on owning, creating, managing, and monetizing Music, Entertainment, Sports and U.S. Hispanic media content rights and digital properties globally. Regular sales and business development activities in this regard began in 2014 and have already yielded customer consulting contracts and video content rights to generate revenue from on-line content for LIVE and On Demand Streaming such as Spring Awakenings Music Festival 2014, Jimmy Lloyd Songwriter Showcase, Golden Trailer Awards, and Mundial Sports Interactive.

History

Mindpix Corporation was originally incorporated in the State of Delaware on September 1986 as Analyst Express, Inc., A Certificate of Amendment to Articles of Incorporation was filed on December 11, 1990 changing the name of the corporation to Market Lead International, Inc. On June of 1998, a Certificate of Amendment was filed changing the name of the corporation to Prime Source Communications Holdings Inc. On July 14, 1999, A Certificate of Amendment was filed changing the name of the corporation to PrimeHoldings.com, Inc. On February 27, 2004, the company converted its domicile from Delaware to Nevada. On January 31, 2007, Primeholdings.com, Inc. acquired Mindpix, Inc., a Utah Corporation and filed Articles of Exchange in the State of Nevada. A Certificate of Amendment was also filed on October 2007 changing the name of the corporation to Mindpix Corporation. Mindpix, Inc. was incorporated in the State of Nevada on October 27, 2004.

Mindpix entered into a merger with eMax Media. That merger was unwound. Instead, as of May 31, 2011 Mindpix Corporation licensed recorded music master manufacturing rights from eMax Media and transferred four hundred million (400,000,000) shares of restricted common stock to eight different eMax Media founding shareholders. One of the founding share-holders of eMax Media is eMax Worldwide, Inc. eMax Worldwide had planned originally to dividend the MPIX shares out their shareholders but the EMXC board of Directors has rather decided to carry the Mindpix Corporation shares on their books for future potential to their shareholders.

Mindpix’s Services:

Media Content Owners - MPIX provides a single point of client contact around a comprehensive service offering of Media Services such as Signal Acquisition, Content Management, Encoding & Content Packaging, Web Hosting, Content Delivery, Storage, Security Encryption & Digital Rights Management, Consulting and Professional Services and Payment Gateway transaction processing and Clearing essential for content owners, producers and right holders to monetize and generate revenue from their content through on-line business models that already exist in the traditional Broadcast Television industry such as Sponsorship, Pay Per View, and Advertising supported revenue models.

Content Creators - MPIX is currently developing a software based toolset consisting of web applications and an online operating system that content and rights owners can license and use remotely through there web browser on a monthly basis using both a “Managed services” software licensing model wherein MPIX provides Media Services directly to or on behalf of an MPIX customer through its’ own software based toolset or via a “Self-service” model where customers provision and use MPIX software tools themselves for self sufficiency on a monthly software licensing or consulting basis to manage all aspects of their own digital content creation with such Mindpix Media service offerings as Signal Acquisition of Television Satellite signals, encoding into all popular digital formats such as MPEG, and HD for LIVE and On Demand, as well as transcoding into mobile device formats such as H.264 that can be delivered to smartphones such as iPhones, Android Devices, as well as tablets and desktop computers, televisions and set top boxes. Completion of the aforementioned software based toolset and operating system is expected to be completed by the end of Q4 2014. In the interim, MPIX is already outsourcing such Media Services capabilities to Technology partners on an outsourced cost plus markup or advertising supported basis for MPIX customers which mitigates any up front capital and funding requirements by MindPix by guaranteeing that service costs, and related overheads are only incurred when customers have ordered such services, and delivered with profit and margin in those instances. An example of such a Technology partner is Google/You Tube which delivered the LIVE video streams for The Spring Awakenings Music Festival in 2014. MPIX is currently planning and engineering the assembly of its first Broadcast (BPC) in Miami and as a result, such media services are expected to be available for sale to customers by the end of Q4 2014. MPIX is also tentatively planning additional Broadcast Production Centers (BPC) in New York and Los Angeles in 2015 based on the success of obtaining customers in those geographical regions.  The MPIX broadcast production center will be a facility with a controlled technology environment that can ingest customer content feeds and facilitates MPIX’s ability to provide a comprehensive suit of Media Services to MPIX customers. Please note that this BPC launch date may change or be further delayed. In the interim, MPIX intends to outsource such Media Services capabilities to partners on an outsourced cost plus markup or advertising supported basis to MPIX customers which mitigates any up front capital and funding requirements as we grow and execute on our business plan.

Managing Digital Distribution - MPIX plans to provide a full management suite of on-line video technology, production, digital marketing, audience development, payment services, sponsor acquisition, digital and traditional media distribution services, all intended to monetize live and VOD (video on demand) Streaming Media for content owners and producers globally. MPIX is planning its first Broadcast Production Center in Florida and as a result, such services are expected to be available for sale to customers by Q3 2014.

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Monetization MPIX plans on assisting content owners and producers in the monetization of their content through on-line business and monetization models that already exist in the traditional Television space such as sponsorship, Pay Per View, and Advertising supported business models. MPIX is planning its first Broadcast Production Center in Florida and as a result, such services are expected to be available for sale to customers during Q4 2014.

Mindpix Business Background:

Consumer’s consumption of video content has rapidly evolved beyond traditional linear television viewing and has evolved into the simultaneous use of multiple devices by the consumer to provide anytime anywhere access to Streaming Media video content independent of platform, device or connection to the Internet. These devices include smartphones/tablets, desktops pc’s, game consoles (like Xbox) and connected “smart” televisions. These devices have proliferated en masse to consumers and are often used simultaneously with other media devices such as televisions. As a result, this has created an opportunity for MPIX to provide cross platform media experiences by facilitating a consumer’s ability to interact with Television Programming to provide enhanced Digital Experiences through interactive functionality on-line which can include Social Media Interaction, On-line chats, Polls, Surveys, and Threaded and Moderated Discussion Groups.

Leveraging the same technology, infrastructure, and staffing, Mindpix plans to operate 2 separate and distinctly different businesses – a business to business (B2B) technology outsourcing Media Services business and a direct to consumer (D2C) business:

1.

Mindpix Media Services - a business to business (B2B) outsourced digital broadcasting solutions group, focused on securing on-going monthly recurring contracts (retainers and “back-end” revenue sharing and Strategic Consulting to manage the full digital media infrastructure for Fortune 500 companies, venture backed start-ups and major media companies. The company currently has 1 partnership in this sector.

a.	Mundial Sports Network – the leading Latino Sports Network

2.	Mindpix Presents – a direct to consumer (D2C) owner of or Joint venture partner of original content and media IP (intellectual property) where Mindpix is a direct owner and or profit participant. The company currently has 2 partnerships in this sector.

a.	New Gospel Entertainment – a joint venture with Out East Entertainment

b.	A joint venture with KM Productions

Mindpix Expected Future Revenue Streams:

Mindpix Media Services Division – Consists of Monthly recurring revenue through monthly retainer fee’s for consulting with additional incremental revenue through the delivery of the aforementioned Media Services such as Web and Application development, Live and On Demand Encoding, Sponsorship Acquisition fees and technology & infrastructure services such as Web Hosting, Signal Acquisition, Content Delivery, Digital Advertising Implementation, Storage, and Email Delivery which are billed to customers monthly in arrears based on actual metered usage such as number of emails delivered, Gigabyte stored, and/or delivered by an MPIX customer.

Mindpix Presents Division – Consists of potential equity appreciation, and on-going recurring revenue, recognition through full exploitation of the intellectual property rights. These include but are not limited to video on demand sales directly to consumers, sponsorship development, digital pay per view sales, physical ticket sales and merchandise etc.

Our Website Strategy and Presence

We are planning a corporate re-launch of our on-line web site by the end of Q4 2014. As we are primarily focused on business to business (B2B) customers, the site will be strictly informational in its approach of marketing MPIX B2B products and services and will not itself publish content for consumers. Content publishing always occurs on the websites of the content owners, producers and rights holders that are MPIX customers, such as the upcoming Bridge to Believe tour (www.bridgetobelieve.com)

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For client events or engagements (across either Mindpix Media Services or Mindpix Presents), MPIX may also be hired to build out individual digital (pc and mobile) Web sites and Ecommerce storefronts on an outsourced Professional Services / Consulting basis.

Mindpix Media Services

Mindpix Media Services together with third party Technology & Media partners such as Amazon Web Services or Microsoft Azure Cloud Computing plans to provide a full suite of outsourced managed media services in the future which enables companies to generate revenue and monetize their online video content through on-line business models that already exist in the traditional Broadcast Television industry such as Sponsorship, Pay Per View, and Advertising supported revenue models. By providing a “single point of contact”, Mindpix Media Services simplifies the process of driving on-line video based incremental revenue for its customers. Mindpix Media Services allows companies to increase distribution of their content brand or channel, and generate incremental revenue on-line by expanding the reach of regional content to a potential global audience.

Mindpix Corporation’s Media Service offering, performed by our staff and consultants includes, (but is not limited to) our contracting directly with content owners, producers, and rights holders to then provide a comprehensive suite of media services necessary to deliver digital revenues.

Our current sales and business development efforts center around Mindpix Media Services offering these services directly to major media and Fortune 500 companies, producers, as well as content, and rights holders. For MPIX clients, the advantage of outsourcing these efforts through the provision of Mindpix Media Services is that of a cloud based SaaS business model (Software as a Service) which eliminates the need for companies to invest in and maintain separate content and digital rights management, e-commerce and streaming media vendors and delivery systems. By working with Mindpix Media Services, clients can leverage our efficiencies of scale, subject matter expertise, and historical track record of execution in performing such services for clients previously, while also creating an efficient way for content owners to outsource their Media Services requirements to Mindpix for the monetization and distribution of their video content, through cost-effective, high-quality live and on-demand streaming media delivery services.

Mindpix Presents

Mindpix Presents endeavors to partner with existing rights owner in the overall digital monetization of entertainment, music, sports and U.S Hispanic media properties. Mindpix Presents plans to generate revenue from direct sales of digital content and services to consumers, Mindpix will benefit through equity appreciation and revenue sharing agreements that will generate revenue and transactions from the sale and distribution of digital products directly to end-users.

The use of owned, and/or original branded programming and owned event creation will potentially provide additional revenue streams for the Company through the utilization of social media and member benefits opportunities that reward individuals for sharing content to others through syndication. These revenue streams include branded entertainment, sponsorships for events, and display advertising, through third party commissions for video and banner advertisements, merchandise and production sales and services.

The Company successfully produced and broadcast 3 days of the Spring Awakenings Music Festival in June 2013. The broadcast was shown on the Company’s dedicated YouTube channel.

The “Bridge to Believe” tour is a 21-city Gospel tour produced by the joint venture New Gospel Entertainment (NGE). The venture partners were unable to secure financing for the Fall 2014 tour and it was subsequently cancelled. NGE continues to explore ways to re-mount this tour for 2015.

Golden Trailer

Previously we announced our participation in The Golden Trailer Awards. The Golden trailer awards is an annual awards show honoring the best movie trailers for the past year - very much as the Oscars honor the best films of the past year. Ultimately, the Company and Management of the Golden trailers were unable to agree on suitable production and the Company chose not to broadcast the event.

Competition

Mindpix Corporation competes with a number of firms in the provision of various Media Services products. While MPIX is positioned to be a comprehensive provider of such services in the future with a single point of contact and service level agreement to govern the quality of such services, there are a number of individual firms that sell some or part of the planned MPIX Media Services offering as per the following “Magic Quadrant” diagram which analyzes and segments by Business Model or Platform offering all of the various service segments for each provider :

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As per the diagram above, Tthe landscape of Streaming Media Service Providers and Content Monetization Companies in our business sector breaks out into two main categories: 1) Service Providers and 2) Technology Enablers, which is how most of our perceived competitors position themselves.  Some examples of MPIX competition in the Service Provider sector are companies such as Neulion, Ooyala, Influxsis, and Encoding.com. Some examples of MPIX competition in the Technology Enabler sector are companies such as Mobi.tv,  Brightcove, All Digital and iStream Planet.

Additionally, these two market segment categories are further delineated by their service offerings into smaller classifications based on the type of Streaming delivery their services are based on or support such as LIVE, On Demand, Download, or Network/Intranet Centric. Some examples of MPIX competition in the Download Delivery sector are companies such as Kontiki, Origin Digital, and Piksel. Some examples of MPIX competition in the On Demand Delivery sector are companies such as Clear Leap, The Platform, and ClipStream. Some examples of MPIX competition in the LIVE Delivery sector are companies such as Edgestream, Conviva, and Amazon Web Services. Some examples of MPIX competition in the Network Centric Delivery sector are companies such as Akamai, Limelight, Vital Stream, and Internap.

MPIX is positioning itself to provide services to customers that support a ubiquitous network delivery capability that can support all forms of network and device delivery based on our standards based approach which leverages open sourced industry accepted and defined Technology standards such as HTML5,  and MPEG 4. This Industry and Technology positioning allows MPIX to provide comprehensive media services to customers independent of device, platform, and connection or delivery to the Internet/Intranet. Further, MPIX’s standards based Technology Platform approach ensure interoperability of customers system with our platform which can allow customers to further extend and guarantee compatibility on a going forward basis.

MPIX intends to compete on the basis of price and industry expertise specifically in Media Streaming. MPIX is able to outsource server resources saving infrastructure cost, paying for just the amount of server time required.

The other companies listed have advantages over MPIX such as name recognition and in-house server infrastructures that will give certain customers a higher level of comfort than an outsourced or cloud-based server infrastructure.

Employees

The company currently has three (3) full time employees, the Chief Executive Officer, Corporate Secretary/Treasurer and a Vice President of Business Development and Strategic Partnerships.

In addition, we have five independent consultants; one (1) Chief Scientist who’s responsibility is to manage the media services process one (1) Business Development Professional and three (3) members of our Board of Advisors. Our business development consultant and all members of our Board of Advisors are all unpaid positions. We anticipate adding to our Board of Advisors over the next 6 months

Corporate Information

We were originally incorporated in 1998 under the laws of Delaware as Analyst Express, Inc. and re - domiciled in Nevada in 2004 under the name Mindpix, Inc. Our corporate headquarters is located at 940 Lincoln Road, Miami Florida, 33139 and our telephone number is 305-921-9814. Our internet address is www.mpixcorporation.com. As we expand the business, our website will provide additional marketing information and details about our business operations, and products and services. Information contained in, or that can be accessed through, our website is not incorporated into and does not form a part of this registration statement.

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Item 1A.

RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this registration statement. These and other risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary.

In addition to the other information in this Registration Statement, the following risk factors, among others, should be considered carefully in evaluating our business and us.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer’s size.

Pursuant to Section 107 of the JOBS Act, an emerging growth company may choose to forgo such exemption and instead comply with the requirements that apply to an issuer that is not an emerging growth company. We have elected to maintain our status as an emerging growth company and take advantage of the JOBS Act provisions. Our election under Section 107(b) of the JOBS Act allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related To Our Company

We have had a history of losses, we expect losses in the future, and there can be no assurance that we will become profitable in the future.

The Company was incorporated in Delaware in 1998 and re-domiciled under the laws of the State of Nevada on 2004. Since inception, we have experienced operating losses on an on-going basis. For the three months ended March 31, 2014 and the year ended December 31, 2013, we incurred net losses attributable to Mindpix Corporation of $468,389 and $3,869,039, respectively. As of March 31, 2014, we had an accumulated deficit of $17,776,281. We expect our losses to continue for the foreseeable future. These continuing losses may be greater than current levels. If our revenues do not increase substantially or if our expenses exceed our expectations, we may never become profitable. Even if we do achieve profitability at some point in the future we may not sustain profitability on a quarterly or annual basis in the future.

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We need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial working capital needs. We do not now have funds sufficient to fund our operations at their current level for the next 12 months. We need to raise additional cash to fund our operations and implement our business plan. We are maintaining an on-going effort to locate sources of additional funding, without which we will not be able to remain a viable entity. No financing arrangements are currently under contract, and there are no assurances that we will be able to obtain adequate financing. The expected operating losses, coupled with a lack of liquidity, raise a substantial doubt about our ability to continue as a going concern. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. It is expected that the Company $750,000 during the next 12 months. It is anticipated that the majority of this funding will come from sales of the Company’s equity securities or loans from existing shareholders.

At this stage of our business operations, even with our good faith efforts, potential investors have a possibility of losing their investment.

Because the nature of our business is expected to change as a result of shifts as a result of market conditions, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated.

Our current management resources may not be sufficient for the future, and we have no assurance that we can attract additional qualified personnel.

There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

Limitations on claims against our officers and directors, and our obligation to indemnify them, could prevent our recovery for losses caused by them.

The corporation law of Nevada allows a Nevada corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Articles of Incorporation have eliminated our directors’ and officers’ personal liability for damages for breaches of fiduciary duty but do not eliminate or limit the liability of a director officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (b) the payment of dividends in violation of applicable law. The corporation law of Nevada allows a Nevada corporation to indemnify each director, officer, agent and/or employee to the extent that certain standards are met. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Commission maintains that indemnification for liabilities arising under the Securities Act is against the public policy expressed in the Securities Act, and is therefore unenforceable.

We may experience rapid growth, and in such case we will need to manage this growth effectively.

We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

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1. Manage relationships with various strategic partners and other third parties;

2. Hire and retain skilled personnel necessary to support our business;

3. Train and manage a growing employee base; and

4. Continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

Risks Related To Our Business

Our business is speculative because (among other reasons) our revenues will be derived from the acceptance of our expertise, cost model and the timely expansion to distribution, which is difficult to predict, and our failure to develop appealing content would probably materially adversely affect us.

Our media services business and our content creation is the key to our success. It represents the catalyst for generating our revenues, and is subject to a number of uncertainties. Our success depends on the quality and cost effectiveness of our services and technology and will be compared to other similar services released into marketplace at or near the same time as ours, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that our current or future services will appeal to businesses, consumers or persons who would pay to broadcast it. Any failure to develop appealing business content and services would materially and adversely affect our business, results of operations and financial condition.

We will rely on a number of third parties, and such reliance exposes us to a number of risks.

Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We rely upon a number of third parties to carry our content, and we will need to expand in the future the number of third parties doing this on our behalf. There can be no assurance that any such agreements will not be terminated or that they will be renewed in the future on terms acceptable to us, or that we will be able to enter into additional such agreements. Our inability to preserve and expand the channels for distributing our business would likely materially adversely affect our business, results of operations and financial condition. We also will rely on a variety of technology that we will license from third parties. Our loss of, or inability to, maintain or obtain upgrades to any of these technology licenses could result in delays. These delays could materially adversely affect our business, results of operations and financial condition, until equivalent technology could be identified and licensed, or developed and integrated. Moreover, we occasionally use third parties in connection with our production work and work on our Web site. In addition, we do not own a gateway onto the Internet. Instead, we now and presumably always will rely on a network operating center to connect our Web site to the Internet. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

We could be materially adversely affected by future regulatory changes applicable to our business.

We do not believe that any governmental approvals are required to sell our products or services, and that we are not currently subject to significant regulation by any government agency in the United States, other than regulations applicable to businesses generally. However, a number of laws and regulations may be adopted with respect to our business in the future, such as “Net Neutrality” legislation or rule making. If internet service providers who provide internet connectivity are allowed to favor certain content providers over others, bigger, more well-funded may have an advantage over us. Such legislation could dampen or increase the cost of our business. Such a development could materially and adversely affect our business, results of operations and financial condition.

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Competition in our industry is intense. We are very small and have a limited operating history although compared to the vast majority of our competitors.

We intend to compete with major and independent providers of content to the Broadband and VOD television the majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for technology upgrades and marketing. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Risks Related To Our Common Stock

The lower our stock price, the lower the fluctuating, below market price conversion rate for the convertible debentures or notes will be and the greater number of shares of our common stock we will have to issue upon conversion of the convertible debentures or notes.

During the year ended December 31, 2013, and the three months ended March 31, 2014, we issued certain convertible notes payable that are convertible into shares of our common stock based upon a discount to the market price. The conversion terms of the convertible note are based upon a discount to the then-prevailing average of the three lowest trading bid prices for the last ten trading days immediately preceding the conversion and, as a result, the lower the stock price at the time the investor converts the respective debenture, the more common shares the investor will receive. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. If the trading prices of the common stock are low when the conversion price of the convertible debentures or notes is determined, we would be required to issue a higher number of shares of our common stock, which could cause substantial dilution to our stockholders. In addition, if the debenture holders convert their debentures or notes and sell our common stock, this could result in an imbalance of supply and demand for our common stock and reduce our stock price. The further our stock price declines, the further the adjustment of the conversion price will fall and the greater the number of shares we will have to issue upon conversion.

As a result of these conversion rights, the number of shares issuable upon conversion of the convertible debentures or notes is potentially limitless. While the overall ownership by each of the holders of the convertible debentures or notes at any one moment may be limited to 4.99% of the outstanding shares of our common stock, such holders may be free to sell any shares into the market, which have been issued to them, thereby enabling them to convert the remaining convertible debentures or note. The following summarizes the principal amount of the notes outstanding, the discounts to market that are used to determine the conversion prices, and the number of shares that could be issued upon conversion of the notes (without regard to ownership limitations) based upon market prices that are 25%, 50% and 75% below the closing price of the Company’s common stock on September 30, 2014:

Principal Amount	Discount to	Closing Market Price as of September 30,	# of Shares Issuable Upon Conversion if at Market Prices at Range of %’s below Closing Price on September 30, 2014
Outstanding	Market	2014	0%	25%	50%	75%
$121,000	30%	$0.0008	504,166,667	672,222,222	1,008,333,333	2,016,666,667
25,000	40%	$0.0008	78,125,000	104,166,667	156,250,000	312,500,000
25,000	50%	$0.0008	62,500,000	83,333,333	125,000,000	250,000,000
$171,000			644,791,667	859,722,222	1,289,583,333	2,579,166,667

We may issue additional stock without stockholder consent.

Our board of directors has authority, without action or vote of the stockholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing stockholders. The Company is authorized to issue up to 25,000,000 shares of preferred stock in one or more series and fix the terms of such stock without stockholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. Such issuance could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. The Company is currently authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights, a liquidation preference of $5.00 per share plus accrued and unpaid dividends. Issuance of this stock could cause dilution to ownership and voting rights of the Common Stockholders. There were no shares of preferred stock outstanding during the period from January 1, 2012 through March 31, 2014.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could hinder our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Penny Stock disclosure requirements may negatively affect our trading price and liquidity.

The trading price of our common stock has been and may continue to be below $1.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

Because our board of directors does not intend to pay dividends on our common stock in the foreseeable future, stockholders may have to sell their shares of our common stock to realize a return on their investment in the company.

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

The issuance and sale of common stock upon conversion of the Convertible Notes may depress the market price of our common stock.

As sequential conversions of the Convertible Notes and sales of such converted shares take place, the price of our common stock may decline, and as a result, the holder of the Convertible Notes will be entitled to receive an increasing number of shares in connection with its conversions, which shares could then be sold in the market, triggering further price declines and conversions for even larger numbers of shares, to the detriment of our investors. The shares of common stock which the Convertible Notes are convertible into may be sold without restriction pursuant to Rule 144. As a result, the sale of these shares may adversely affect the market price, if any, of our common stock.

In addition, the common stock issuable upon conversion of the Convertible Notes may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. The various Convertible Notes will be convertible into shares of our common stock at conversion terms as described above, and such discounts to market provide the holders with the ability to sell their common stock at or below market and still make a profit. In the event of such overhang, the note holder will have an incentive to sell their common stock as quickly as possible. If the share volume of our common stock (which to date has been very limited) cannot absorb the discounted shares, then the value of our common stock will likely decrease.

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The issuance of common stock upon conversion of the Convertible Notes will cause immediate and substantial dilution.

The issuance of common stock upon conversion of the Convertible Notes will result in immediate and substantial dilution to the interests of other stockholders since the holder of the Convertible Notes may ultimately receive and sell the full amount of shares issuable in connection with the conversion of such Convertible Notes. Although the Convertible Notes may not be converted if such conversion would cause the holder thereof to own more than 4.99% of our outstanding common stock (subject to 61 days written notice of such holder’s intent to waive such restriction and allowing them to convert up to 9.9%), this restriction does not prevent the holder of the Convertible Notes from converting some of its holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 4.99% limit. In this way, the holder of the Convertible Notes could sell more than this limit while never actually holding more shares than this limit allows. If the holder of the Convertible Notes chooses to do this, it will cause substantial dilution to the then holders of our common stock.

The continuously adjustable conversion price feature of our Convertible Notes could require us to issue a substantially greater number of shares, which may adversely affect the market price of our common stock and cause dilution to our existing stockholders.

Our existing stockholders will experience substantial dilution of their investment upon conversion of the Convertible Notes. The Convertible Notes are convertible into shares of common stock at conversion prices as described above. As a result, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of our common stock, which decrease would cause substantial dilution to our existing stockholders. As sequential conversions and sales take place, the price of our common stock may decline, and if so, the holder of the Convertible Notes would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to our existing stockholders and would likely cause the value of our common stock to decline.

The continuously adjustable conversion price feature of our Convertible Notes may encourage the holder of the Convertible Notes to sell short our common stock, which could have a depressive effect on the price of our common stock.

The Convertible Notes are convertible into shares of our common stock at conversion prices as described above. The significant downward pressure on the price of our common stock as the holder of the Convertible Notes converts and sells material amounts of our common stock could encourage investors to sell short our common stock. This could place further downward pressure on the price of our common stock. In addition, not only the sale of shares issued upon conversion of the Convertible Notes, but also the mere perception that these sales could occur, may adversely affect the market price of our common stock.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock under Rule 144 of the Securities Exchange Act of 1933 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of Broker-Dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Mindpix currently trades on the OTC Markets Group’s OTC Pink Tier. However, after this Registration Statement is effective and the Company is a reporting issuer the Company intends to trade on the OTCQB Tier of OTC Markets and/or the OTC Bulletin Board (“OTCBB”). Companies trading on the OTCBB and the OTCQB, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB or OTCBB. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

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Item 2. Financial Information

Selected Financial Data

The selected financial data presented below for the three months ended March 31, 2014 and 2013, are derived from our unaudited consolidated financial statements, which are included elsewhere in this Registration Statement. The selected financial data presented below for the years ended December 31, 2013 and 2012 are derived from our audited financial statements and reports thereon, which are included elsewhere in this Registration Statement.

The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Registration Statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth below in this Item 2.

Statements of Operations

	(Unaudited)
	Three Months Ended		Years Ended
	March 31,		December 31,
	2014	2013	2013	2012
Revenue	$-	$-	$-	$-

Operating Expenses:
Consulting and professional fees	86,301	27,850	663,803	-
Compensation	237,128	-	586,379	5,133,114
Concert production	-	-	-	483,553
Other general and administrative	103,177	25,145	172,539	119,133
Total operating expenses	426,606	52,995	1,422,721	5,735,800

Other Income (Expense):
Gain (loss) on settlements	-	-	(2,158,231)	729,960
Interest expense	(39,489)	(1,500)	(91,991)	(5,949)
Net derivative expense	(2,294)	-	(199,394)	-
Total other income (expense)	(41,783)	(1,500)	(2,449,616)	724,011)

Net loss	$(468,389)	$(54,495)	$(3,872,337)	$(5,011,789)

Net loss attributable to non-controlling interest	-	3,298	3,298	317,114

Net Loss attributable to Mindpix Corporation Stockholders	$(468,389)	$(51,197)	$(3,869,039)	$(4,694,675)

Basic and Diluted Loss Per Share	$-	$-	$-	$(0.01)

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Balance Sheet Data

	As of	As of
	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Cash	$-	$2,897	$9,995
Working Capital Deficit	$(947,826)	$(771,545)	$(793,176)
Total Assets	$9,790	$13,169	$9,995
Total Liabilities	$948,826	$775,442	$803,171
Total Stockholders’ Deficit	$(944,036)	$(762,273)	$(793,176)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this filing. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this document. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

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Overview

Mindpix Corporation is a diversified Technology and Entertainment company that was re-domiciled in the State of Nevada in 2004. Mindpix is focused on owning, creating and/or managing Music, Entertainment, Sports and U.S. Hispanic media properties across the globe. Through marketing, sales and distribution practices, Mindpix provides on-line video technology, production, digital marketing, audience development, payment services, sponsor acquisition, digital and traditional media distribution services, all to drive revenue for live and VOD (video on demand) events globally.

Mindpix has had limited activity and has generated minimal revenues since prior to 2011. In May 2011, the Company acquired the rights to an extensive music library in exchange for 400,000,000 shares of common stock. The Company subsequently determined that the rights acquired were not sufficiently perfected to allow for the profitable monetization of the library. Prior to May 2013, the Company’s efforts included: 1) unwinding an abandoned reverse merger attempted in connection with the acquisition of the music library rights and 2) producing a concert event in December 2012. Accordingly, the Company has secured the return of 674,007,878 shares of common stock held by prior management and affiliates of the assignor of the music library rights.

Recent Developments

In December 19, 2013, we announced that we entered into an LOI for an exclusive global licensing agreement with PayMeOn, Inc. to develop B2C social commerce-focused software targeting the Media and Entertainment sectors. Mindpix will be developing applications for both PC’s as well as smartphone and tablet based applications for Apple IOS and Android operating systems. The Company intended roll-out new PayMeOn products aimed at generating more revenue and viewership to its owned and managed live and video on demand (VOD) music, entertainment and sporting events. As of the date of this report the Company has decided not to move forward with this project.

On December 9, 2013, we announced that we were selected by React Presents to produce and distribute a free to air, worldwide webcast of the 2014 Spring Awakening Music Festival (SAMF). Spring Awakening Music Festival is Chicago’s largest outdoor all electronic dance music (EDM) festival, featuring the top producers and DJs from around the globe. The event was successfully broadcast in mid June 2014.

On November 8, 2013 we announced a broad strategic alliance with Causora, covering global Pay-Per-View (PPV) and Video-On-Demand (VOD) events. Causora, is a loyalty program for charitable giving, which will provide custom integration of the MyCausora fundraising solution within Mindpix events. The purpose of the partnership is to bring a robust nonprofit fundraising technology tool to Mindpix’s streaming platform for Live and VOD events on-line, and across smartphones and tablets, as well as boost charitable donations made using Causora’s funding solution. Our agreement with Causora calls for the profits from the events to be shared.

Results of Operations

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

	Three Months Ended
	March 31,
	2014	2013	$ Change	% Change
Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	86,301	27,850	58,451	210%
Compensation and benefits	237,128	-	237,128	N/A
Other general and administrative	103,177	25,145	78,032	310%
Total operating expenses	426,606	52,995	373,611	705%

Other Expense:
Interest expense	(39,489)	(1,500)	(37,989)	2,533%
Net derivative expense	(2,294)	-	(2,294)	N/A
Total other expense	(41,783)	(1,500)	(40,283)	2,686%

Net loss	$(468,389)	$(54,495)	(413,894)	760%

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Consulting and Professional Fees: Consulting and professional fees increased by $58,451, or 210%, from $27,850 in 2013 to $86,301 in 2014. Consulting and professional fees include payments to accountants, lawyers and outside consultants that provided services to the Company and increased primarily due to the Company completing its audit of the 2013 and 2012 financial statements during the three months ended March 31, 2014.

Compensation: Personnel costs were $237,128 in 2014. The Company did not incur any compensation costs during the three months ended March 31, 2013. Personnel costs include wages, benefits, and related taxes paid to the Company’s three employees. The increase is due to the hiring of the current management team during 2013. Prior to May 2013, the Company did not have employees.

Other General and Administrative: Other general and administrative expenses increased by $78,032, or 310%, from $25,145 in 2013 to $103,177 in 2014. The increase in other general and administrative expenses is due to the travel and office expenses related to the Company’s efforts in 2014 in establishing offices and pursuing new business and strategic opportunities.

Interest Expense: Interest expense increased by $37,989, or 2,533% from $1,500 in 2013 to $39,489 in 2014, primarily due to convertible notes with an aggregate face value of $151,000 issued in 2013 and 2014. Also, the Company recorded discounts on the convertible debt resulting in discount amortization of $34,308 in 2014.

Derivative Liabilities: The Company’s derivative liabilities totaled $352,688 as of March 31, 2014 as a result of the conversion rights embedded in the convertible notes issued during 2013 and 2014. During the three months ended March 31, 2014, the Company incurred initial derivative expense of $3,832 related to convertible notes issued in 2014, and recognized $1,538 of income from the change in the fair value of derivative liabilities. The changes in fair value are primarily the result of changes in expected future volatility of the Company’s common stock and fluctuations in the trading price of the Company’s common stock.

Comparison of Years Ended December 31, 2013 and 2012

	2013	2012	$ Change	% Change

Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	663,803	-	663,803	N/A
Compensation and benefits	586,379	5,133,114	(4,546,735)	(89)%
Concert production	-	483,553	(483,553)	(100)%
General and administrative	172,539	119,133	53,406	45%
Total operating expenses	1,422,721	5,735,800	(4,313,079)	(75)%

Other Expense:
Gain (loss) on settlement of debt	(2,158,231)	729,960	(2,888,191)	(396)%
Interest expense	(91,991)	(5,949)	(86,042)	(1,446)%
Net derivative expense	(199,394)	-	(199,394)	N/A
Total other income (expense)	(2,449,616)	724,011	(3,173,627)	(438)%

Net loss	$(3,872,337)	$(5,011,789)	(2,930,315)	58%

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Consulting and Professional Fees: Consulting and professional fees totaled $663,803 in 2013, compared to none in 2012. Expenses incurred in 2013 when in 2013 - pre – Siegel don’t think we want that in there. included approximately $227,000 of stock issued for services (do we say who it was) and significant expenses for accounting, auditing and legal services related to unwinding the unperfected merger with Emax and Affiliates, filing reports with OTC Markets, and the preparation and filing of this registration statement with the SEC. again a red flag for shareholders here. Can we add clarity – who got these shares

Compensation: Compensation expenses decreased by $4,546,735, or 89%, from $5,133,114 in 2012 to $586,379 in 2013. The decrease was primarily due to the issuance, in 2012, of 280,825,000 shares of common stock with a grant-date fair value of $4,542,330 issued to various consultants to the Company. In addition, in 2012, an affiliate of a former member of management transferred 30,000,000 shares with a grant date fair value of $147,000 to a consultant for services related to the production of the December 2012 concert event. The Company also recognized $40,898 of compensation expense in 2012 related to the vesting of options, all of which have since expired unexercised or have been forfeited. Stock-based compensation in 2013 was $33,313.

Concert Production: Concert production expenses totaled $483,553 in 2012 resulting from the production of the December 2012 concert event.

General and Administrative: General and administrative expenses increased by $53,406, or 45%, from $119,133 in 2012 to $172,539 in 2013. The increase was a result of expenses incurred by management related to the unwinding of the reverse merger and travel expense related to the pursuit of new business and opening 2 offices, 1 in Miami Beach and 1 in NYC.

Gain or loss on Settlement of Debt: During the year ended December 31, 2013, the Company incurred a loss of approximately $219,000 from the settlement of amounts owed to related parties for the New Beginnings Concert in 2012, and a loss of approximately $1,939,000 from the settlement of disputes with Emax and Affiliates. During the year ended December 31, 2012, the Company issued 13,035,000 shares of common stock with a grant date fair value of $514,049 in settlement of Company debt with an aggregate face value $1,244,009 and recognized a gain on settlement of $729,960.

Interest Expense: Interest expense increased by $86,042, or 1,446%, from $5,949 in 2012 to $91,991 in 2013 primarily due to the issuance of convertible debt in 2013 and the related amortization of debt discounts.

Derivative Liability Expense: The Company’s derivative liabilities totaled $325,394 as of December 31, 2013 as a result of the conversion rights embedded in the convertible notes issued during 2013. During the year ended December 31, 2013, the Company incurred initial derivative expense of $206,835 related to convertible notes issued in 2013, and recognized $7,441 of income from the change in the fair value of derivative liabilities. The changes in fair value are primarily the result of changes in expected future volatility of the Company’s common stock and fluctuations in the trading price of the Company’s common stock.

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Stock Compensation Plan

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less the fair market value. As of March 31, 2014, there were options to acquire 15,000,000 shares of common stock outstanding under the plan and 55,000,000 shares available for issuance.

Liquidity and Capital Resources

As of March 31, 2014, the Company had a working capital deficit of $947,826 and an accumulated deficit of $17,776,281. The Company’s debt includes convertible debt with an aggregate face value of $151,000 as of March 31, 2014 and $102,089 of principal and interest on a note payable. The Company has not generated positive cash from operations during the years ended December 31, 2013 and 2012, or the three months ended March 31, 2014. Cash used in operations totaled $172,897 for the three months ended March 31, 2014, and $911,329 for the year ended December 31, 2013. The Company’s primary source of liquidity has been from the sale of common stock and convertible notes in a series of private placements resulting in cash provided by financing activities of $914,001 for the year ended December 31, 2013, and $170,000 for the three months ended March 31, 2014. It is expected that the Company $750,000 during the next 12 months. It is anticipated that the majority of this funding will come from sales of the Company’s equity securities or loans from existing shareholders.

The following table summarizes our cash flows from operating and financing activities:

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012
Cash flow provided by (used in):
Operating activities	$(172,897)	$(911,329)	$(543,963)
Investing Activities	-	(9,770)	-
Financing activities	170,000	914,001	553,958
Net increase (decrease) in cash	$(2,897)	$(7,098)	$9,995

Operating Activities: Cash used in operations is the result of operating activity described above offset by non-cash operating expenses such as stock based compensation, gain or loss on settlements and changes in current assets and liabilities.

Investing Activities: Cash used by investing activities has been the result of the purchase of computer equipment and office furniture.

Financing Activities: Cash provided by financing activities has been the result of the sale of common stock and convertible debt, and advances from a related party.

Related Party Transactions

Due to Emax Media, Inc. and Affiliates

Prior to the unwinding of the reverse merger with Emax in May 2013, Emax and Affiliates sold common stock of the Company held by Emax and Affiliates to third party investors. At the time, management of Emax and Affiliates was managing the Company and caused the proceeds from these sales to be deposited into the operating bank account of the Company. This resulted in a “Due to Emax Media and Affiliates” to be recorded as a liability which was ultimately settled in the settlement agreement. During the years ended December 31, 2012 and 2013, the Company received proceeds of $216,356 and $3,000, respectively, from third parties for the purchase of the Company’s common stock held by the Emax Media, Inc. and its affiliates. During the years ended December 31, 2012 and 2011, Emax Media, Inc. and Affiliates advanced $4,332 and $3,515, respectively, to the Company for working capital purposes. In September 2013, the Company entered into a settlement agreement with Emax Media, Inc. and its affiliates resulting in the forgiveness of these amounts. See “Settlement with Prior Management and Emax Media and Affiliates” below.

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Advances from the Related Parties for New Beginnings Concert 2012

The Company owns 67% of New Beginings Concert 2012. During 2012, the 33% member in New Beginnings, ZZYX Entertainment, paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a measurement date fair value of $345,000 to an officer of the 33% member in New Beginnings and another officer of New Beginnings was owed $30,000. Both of these amounts are included in due to related parties liabilities as of December 31, 2013 and 2012. During the year ended December 31, 2013, the Company repaid $50,000 of the $119,301. In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of for amounts noted above. Pursuant to the agreements, the Company agreed to issue the 30,000,000 shares of common stock to the former chairman, for the $345,000 and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $276,250 to the 33% member of New Beginnings in settlement of all amounts owing, totaling $69,301. The Company recognized a loss on settlement of approximately $219,000 in December 2013. As of December 31, 2013, amounts due to related parties totaled $42,000, consisting of the $30,000 owed to an officer of New Beginnings and $12,000 accrued for the former chairman’s health insurance.

Settlement with Prior Management and Emax Media, Inc. and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of 175,000,000 shares of common stock.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying condensed consolidated balance sheets as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of 325,454,548 shares of common stock previously returned to the Company in exchange for preferred stock. There were no shares of preferred stock outstanding during the period from January 1, 2012 through March 31, 2014. In total 654,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

Going Concern Consideration

Our independent registered public accounting firm included an explanatory paragraph in their report on the accompanying consolidated financial statements for the years ended December 31, 2013 and 2012 expressing concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Effect of Inflation and Changing Prices

We do not believe that inflation or changing prices have had a material effect on our business, results of operations or financial condition during the past two years.

Critical Accounting Policies

Critical accounting policies are those that require application of our management’s most difficult, subjective or complex judgments often as a need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods. The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates in our financial statements are discussed below. Actual results could vary from those estimates.

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Principles of Consolidation and Non-Controlling Interest

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, New Beginnings Concert 2012, LLC (“New Beginnings), which was organized in the state of Florida in November 2012 for the purpose of producing a concert event in Florida in December 2012. The Company did not recognize any revenues from the concert event due to minimal proceeds, all of which were retained by a payment processing subcontractor because minimum proceeds were not received. The Company owns a 66% interest in New Beginnings. The 33% member in New Beginnings is ZZYX Entertainment. Amounts attributable to the non-controlling members in New Beginnings are presented as non-controlling interest in subsidiary on the accompanying consolidated balance sheets and net loss attributable to non-controlling interest on the accompanying consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. As discussed below, the Company’s most significant estimates include those made in connection with stock based transactions, and derivative valuations.

Cash and Cash Equivalents

For the purposes of the balance sheet and statement of cash flows, the Company considers all amounts on deposit with financial institutions and highly liquid investments with original maturities at time of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue during the period in which all services have been provided which is generally during the period in which events are held. Any amounts collected prior to the period in which events are held are deferred.

Stock-based Compensation

The Company recognizes stock-based compensation to employees by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. The grant date fair value of the equity-awards granted was estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, if any.

For non-employee grants the expense is measured on a measurement date and recognized over the period of services.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

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The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Earnings Per Share

Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

Item 3. Properties

Our principal executive offices are located at 940 Lincoln Road, Miami Florida, 33139. We also have an office in at One Pennsylvania Plaza, 49th Floor, New York, NY 10119. These offices are leased pursuant to leases on a month-to-month basis. Our telephone number is (305) 921-9814.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of July 31, 2014, by:

●	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Common Stock (“5% Owner”);

●	each of our named executive officers (“Officer”);

●	each of our directors (“Director”); and

●	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 1,461,573,821 shares of Common Stock outstanding and 649,236,364 common stock to be issued as of July 31, 2014. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder.

Name and Address of	Nature of	Number of Shares
Beneficial Owner (1)	Beneficial Ownership	Beneficially Owned	Percent of Class
Victor Siegel,
Chief Executive Officer,
Director	Direct	20,000,000	0.9%

Saul Federman II ,
Chief Operating Officer, (2)	Direct	3,000,000	Less Than 1%

Julius John, Director	Direct	10,000,000	Less than 1%

All Directors and Officers as a Group			2.2%

Sidney and Gloria Lorio	Direct	660,700,000 (3)	31.3%

(1) Address for all officers and directors is 940 Lincoln Road Suite 315 Miami Beach, FL 33139.

(2) Mr. Federman resigned effective August 26, 2014

(3) Includes 525,000,000 shares to be issued pursuant to a Stock Purchase Agreement and subject to the Company increasing it’s number of authorized shares. When issued the shares will contain a restrictive legend, they have not been registered, but have piggy-back registration rights should the company file a registration statement on Form S-1.

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Item 5. Directors and Executive Officers

Set forth below are the name, age and position and a brief account of the business experience of our Directors and executive officers.

Name	Age	Position	Director Since
Victor Siegel	54	President, Chief Executive Officer, and Director	2013
Reina Ziegler	31	Corporate Secretary, Treasurer	NA
Julius John	40	Director	2012

Victor Siegel – Chief Executive Officer, Director

Mr. Siegel has more than 25 years as a growth-oriented media and technology executive managing and turning around digital media, music and technology companies in the US, EU, Latin America and APAC. Mr. Siegel was appointed Chief Executive Officer in April 2013, and has served as an Executive Mentor for Menitum, a provider of formal corporate mentoring systems that support leadership From January 2012 through April 2013, Mr. Siegel served as the Chief Executive Officer for Ahead, a developer of ZUI based mobile and web based products and services. From January 2010 through October 2011, he served as President and Chief Executive Officer of Vervelife, a marketing and technology agency that puts the power of music to work for leading Fortune 500 companies. From February 2007 through 2008, Mr. Siegel served as Chief Executive Officer , president and board member for Blue Frog Media, a venture backed mobile content, voice, PSMS and interactive television company.

Julius John, Director

Julius John has over twenty years of experience in the diverse areas of musical theatre, theatrical education, acting, directing, theater management, and theatre development. Mr. John is currently an Associate Professor and The Director of Theatre at Bethune Cookman University in Daytona Beach, Florida. Mr. John was appointed Director in 2012. Since 2009, Mr. John has provided business development services to Edgefactory, a team-driven production house. Since 2004, Mr. John served as Vice President for Fashion News Live.

Reina Ziegler

Ms. Ziegler has served as Corporate Secretary and Treasurer of the Company since January 2013. She was an executive assistant to the rental staffing department of Frontline Performance Group from September 2011 to December 2012 and short sale negotiator assistant for Property Resource Specialists from January 2011 to December 2011. From February 2009 to January 2011, Ms. Ziegler was an account services representative for Sprint/Nextel.

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Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry. Or as an affiliated person, director or employee of an investment company, bank, savings and loan association. Also an insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

5.	Accountability for adherence to the code.

On February 14, 2014, we adopted a Code of Ethics that applies to our principal executive officer, principal operating officer and principal financial officer. Anyone can obtain a copy of the Code of Ethics by contacting us at the following address: 940 Lincoln Mall Road,, Suite 315, Miami Beach Florida 33139, attention: Chief Executive Officer. The first such copy will be provided without charge. The Company will post any amendments to the Code of Ethics, as well as any waivers that are required to be disclosed by the rules of either the Securities and Exchange Commission or the National Association of Dealers.

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Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are continuously updating our operations and have limited resources with which to establish additional committees of our board of directors.

Compensation Committee

At this time, Mr. Siegel has performed this function in his role by reviewing our employment agreements. The board of directors intends to add additional members to the compensation committee and expects it to consist of solely of independent members. Until more members are appointed to the compensation committee, our entire board of directors will review all forms of compensation provided to any new executive officers, directors, consultants and employees, including stock compensation and options.

Item 6. Executive Compensation

Compensation Discussion and Analysis

SUMMARY COMPENSATION TABLE

The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2013 and 2012. We have no pension or deferred compensation plans and, therefore, have omitted the column regarding compensation under such plans.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards Fair Value at Grant Date ($) (9)	All Other Compensation ($)		Total ($)
Victor Siegel Chief Executive Officer, Chief	2013	$92,884	-	$174,200	-		-
Accounting Officer, Director (1)	2012	-	-	-	-		$267,084

Saul Federman II , Chief Operating Officer (2)	2013	$78,852	-	$23,952	-		$102,804
	2012	-	-	-	-		-

Reina Ziegler, Treasurer and Corporate Secretary (3)	2013	$30,023	-	$45,581	-		$75,604
	2012	-	-	-	-		-

Mary Waldman, Chief Operating Officer (4)	2013	-	-	-	-
	2012	-	-	-	$6,698	(6)	$6,698

Armando Almirall, President (5)	2013	-	-	-	-		-
	2012	-	-	-	$1,912,14	(7)	$1,912,141

Roxanna Weber, Chief Executive Officer, Chairman (11)	2013	-	-	-	-		-
	2012	-	-	-	$857,008	(12)	$857,008

Wayne Kalish, Chief Financial Officer (10)	2013	-	-	-	-		-
	2012	-	-	-	$378,000	(8)	$378,000

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(1)	Appointed on April 26, 2013.

(2)	Appointed April 11, 2013, resigned August 2014

(3)	Appointed May 1, 2013

(4)	Member of prior management held position through September 12, 2012

(5)	Resigned April 3, 2013

(6)	Represents non-employee cash payments.

(7)	Represents non-employee cash payments of $22,141 and the grant-date fair value of 100,000,000 shares of common stock, or $1,890,000.

(8)	Represents the grant-date fair value of 20,000,000 shares of common stock.

(9)	Amounts represent the grant date fair value of stock options and restricted stock, estimated in accordance with accounting principles generally acceptable in the United States.

(10)	Resigned January 8, 2013

(11)	Resigned in May 2012

(12)	Represents non-employee cash payments of $6,508 and the grant-date fair value of 45,000,000 shares of common stock, or $850,500.

DIRECTOR COMPENSATION

There was no compensation paid to board members during 2013 and 2012 other the amounts disclosed in the above executive compensation table for Ms. Weber, Ms. Waldman, Mr. Amirall, and Mr. Kalish.

During 2013 the Company paid non-cash compensation to Directors Julius John and German Gonzalez in the amount of five million (5,000,000) and twenty million (20,000,000) shares of common stock, respectively. However, there is currently no compensation plan in place for the directors. Mr. Gonzalez has since resigned as a director.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Due to Emax Media, Inc. and Affiliates

Prior to the unwinding of the reverse merger with Emax in May 2013, Emax and Affiliates sold common stock of the Company held by Emax and Affiliates to third party investors. At the time, management of Emax and Affiliates was managing the Company and caused the proceeds from these sales to be deposited into the operating bank account of the Company. This resulted in a “Due to Emax Media and Affiliates” to be recorded as a liability which was ultimately settled in the settlement agreement. During the years ended December 31, 2012 and 2013, the Company received proceeds of $216,356 and $3,000, respectively, from third parties for the purchase of the Company’s common stock held by the Emax Media, Inc. and its affiliates. During the years ended December 31, 2012 and 2011, Emax Media, Inc. and Affiliates advanced $4,332 and $3,515, respectively, to the Company for working capital purposes. In September 2013, the Company entered into a settlement agreement with Emax Media, Inc. and its affiliates resulting in the forgiveness of these amounts. See “Settlement with Prior Management and Emax Media and Affiliates” below.

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Advances from the Related Parties for New Beginnings Concert 2012

During 2012, the 33% member in New Beginnings, ZZYX Entertainment, paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a measurement date fair value of $345,000 to an officer of the 33% member in New Beginnings and another officer of New Beginnings was owed $30,000. Both of these amounts are included in due to related parties liabilities as of December 31, 2013 and 2012. During the year ended December 31, 2013, the Company repaid $50,000 of the $119,301. In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of New Beginnings for amounts noted above. Pursuant to the agreements, the Company agreed to issue the 30,000,000 shares of common stock to the former chairman, for the $345,000 and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $276,250 to the 33% member of New Beginnings in settlement of all amounts owing, totaling $69,301. The Company recognized a loss on settlement of approximately $219,000 in December 2013. As of December 31, 2013, amounts due to related parties totaled $42,000, consisting of the $30,000 owed to an officer of New Beginnings and $12,000 accrued for the former chairman’s health insurance.

Settlement with Prior Management and Emax Media, Inc. and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of 175,000,000 shares of common stock.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying condensed consolidated balance sheets as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying condensed consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of 325,454,548 shares of common stock previously returned to the Company in exchange for preferred stock. There were no shares of preferred stock outstanding during the period from January 1, 2012 through March 31, 2014. In total 654,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

Director Independence

Our Common Stock is not listed on any national securities exchange or inter-dealer quotation system with a requirement that a majority of our Board of Directors be independent, and therefore, we are not subject to any director independent requirements. In assessing the independence of our Board members, our Board has reviewed and analyzed the standards for independence required under the NASDAQ Capital Market, including NASDAQ Marketplace Rule 5605, and applicable SEC regulations. Based on this analysis, our Board has determined that only Julius John meets the standards for independence provided in the listing requirements of the NASDAQ Capital Market and SEC regulations. As a result, one of our two Board members meet such standards of independence.

Item 8. Legal Proceedings

The Company’s former Chief Financial Officer commenced litigation against the Company claiming that the Company owes him $121,630 for his services pursuant to a Services Agreement (Wayne Kalish and Associates LLC v Mindpix, et a.. CASE NO.: 2013-CA-4245-O, 9th Judicial Circuit, Orange County, Florida). The Company filed a counterclaim against the former Chief Financial Officer for professional negligence, breach of fiduciary duty, and violation of the Florida Securities and Investor Protection Act. On May 2, 2014, the Parties settled the matter in consideration of payments totaling $15,000 to Kalish along with the issuance of 8,000,000 shares of the Company’s common stock. The Parties agreed to dismiss the lawsuit and counterclaim and sign mutual releases.

The Company defaulted in 2005 on a Financing Agreement with a third party, whereby the third party had loaned approximately $325,000 to the Company. The Company has repaid approximately $177,610; however, the remaining balance is no longer accrued as management believes the statute of limitations has expired. A lawsuit was filed in this matter in Washington County, Utah. To the best of Management’s knowledge the Company has never been served with this lawsuit nor has it been given any notice of a default or other type judgment being entered.

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Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Our stock trades on the OTC Markets Group’s OTC Pink Tier, under the symbol “MPIX.” The last reported sale price of our common stock as reported by the Bulletin Board on July 31, 2014 was $0.0015. As of that date, we had approximately 484 record holders of our common.

The following table provides the high and low bid price information for our common stock for the periods our stock was quoted on the Bulletin Board. For the period our stock was quoted on the Bulletin Board, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and does not necessarily represent actual transactions.

Quarter Ended	Min	Max
March 31, 2012	$0.019	$0.056
June 30, 2012	$0.002	$0.014
September 30, 2012	$0.002	$0.006
December 31, 2012	$0.002	$0.019

March 31, 2013	$0.004	$0.0125
June 30, 2013	$0.005	$0.019
September 30, 2013	$0.005	$0.019
December 31, 2013	$0.004	$0.011

March 31, 2014	$0.003	$0.010

Dividend Policy

We do not plan to pay additional dividends in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Earnings, if any, will be retained to finance our growth.

Shares Eligible for Future Sale

We had 1,461,573,821 shares of Common Stock outstanding and 649,236,364 common stock to be issued as of July 31, 2014. 393,945,289 of these shares are “restricted” securities under the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. Under Rule 144, a person who is not an “affiliate” (as defined in the Securities Act), and who has not been an affiliate for at least three months, may sell all his shares beginning six months after his acquisition of such shares, subject to certain restrictions relating to availability of current public information regarding our Company. However, once a non-affiliate has held his or her shares for one year or more, such shares may be sold under Rule 144 without any restrictions. Accordingly, as of the date of this filing 305,531,909 shares of our Common Stock held by non-affiliates are eligible for resale under Rule 144.

An affiliate may sell his shares under Rule 144 beginning six months after his acquisition, subject to certain restrictions regarding the manner of sale, notice filing and the availability of current public information regarding the Company. In addition, the number of shares that can be sold by an affiliate under Rule 144 within any three-month period cannot exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	The average weekly trading volume of our Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

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There is currently limited trading activity or trading volume in our shares. If, in the future, our securities are listed on an exchange, such as NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. If our Common Stock is quoted on the OTC Bulletin Board or the “Pink Sheets”, our stockholders will not be able to rely on the market-based volume limitation described above, and our stockholders who wish to sell our stock would rely only on the percentage based volume limitation described above.

Holders

As of July 31, 2014 there were 1,461,573,821 shares of Common Stock outstanding, 649,236,364 common stock to be issued and approximately 498 stockholders of record.

(a) Holders. The issued and outstanding shares of the common stock of the Company were issued in accordance with the exemptions from registration afforded by Securities Act of 1933.

(b) Dividends. The Company has not paid any dividends to date, and has no plans to do so in the immediate future. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends. Dividends, if any, would be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends would be within the discretion of the Company’s Board of Directors.

Equity Compensation Plan Information

The following table sets forth the securities that are authorized for issuance as of June 30, 2014.

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less the fair market value.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Stock Option plans approved by security holders	-	-	-
Stock Option plans not approved by security holders (1)	15,000,000	$0.13	55,000,000
Total

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Item 10. Recent Sales of Unregistered Securities

The information below lists all of our securities sold by us during the past three years which were not registered under the Securities Act of 1933. We paid no underwriting discounts or commissions in connection with the following transaction:

Sale of Equity Securities

Date	Number of Shares	Aggregate Cash Consideration	Exemption From Registration
12/18/12	14,700,000	$87,500	Sale to Accredited Investors pursuant to Regulation D

2/7/13	8,000,000	$20,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

3/19/13	10,000,000	$20,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

4/8/13	4,170,000	$25,020	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

5/22/13	15,500,000	$110,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

7/25/13	15,000,000	$150,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

8/20/13	37,500,000	$140,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

9/4/13	31,500,000	$126,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

11/26/13	35,857,142	$135,000	Sale to Accredited and Non Accredited Investors pursuant to Regulation D and/or Section 4(2)

12/18/13	20,000,000	$50,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

Sales of Debt Securities

Date	Description of Debt Security	Aggregate Cash Consideration	Exemption From Registration
4 /27/13	$25,000 Convertible Debenture (1)	$25,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

5 /2/13	$25,000 Convertible Debenture (1)	$25,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

5 /11/13	$25,000 Convertible Debenture (1)	$25,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

5 /21/13	$25,000 Convertible Debenture (1)	$25,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

6 /30/13	26,000 Convertible Debenture (1)	$26,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

2 /18/14	$25,000 Convertible Debenture (2)	$25,000	Sale to Accredited Investor pursuant to Regulation D and/or Section 4(2)

(1)	The Note carries an interest rate of 10% and is due 1 year from the issuance date. The Note is also convertible at a price equal to 30% of the average of the 5 lowest intraday trading prices during the 20 days prior to conversion.

(2)	The note carries an interest rate of 8% and is due one year from the issuance date. The Note is convertible into commons shares of the Issuer at the lesser of $.004 per share or 50% of the average of the 5 lowest intraday prices during the previous 20 trading days.

During the year ended December 31, 2013, the Company issued 1,220,000 shares of common stock as consideration for professional services rendered, and agreed to issue 30,000,000 shares of common stock for services and settlements. The Company recorded compensation expense equal to the grant date fair value of the shares, estimated based on the grant date quoted trading prices of the Company’s common stock, totaling $226,578 for the year ended December 31, 2013. During the year end December 31, 2012, the Company issued 280,825,000 shares of common stock for services, with aggregate grant date fair value of $4,542,330.

During the year ended December 31, 2013, the Company agreed to issue 62,500,000 shares of common stock with a grant-date fair value of $621,500 in settlement of amounts due to related parties. See Note 2.

During the year ended December 31, 2012, the Company issued 13,035,000 shares of common stock with a grant date fair value of $514,049 in settlement of notes payable in the amount of $1,244,009 resulting in a gain on settlement of $729,960.

During the years ended December 31, 2013 and 2012, respectively, the Company issued 208,400,000 and 608,272,878 shares of common stock in settlement of obligations of Emax Media, Inc. and affiliates. The obligations were settled by the Company prior to management’s determination that the intended reverse merger was not perfected. The Company recorded the grant date fair value of the common stock, estimated based on the grant date quoted trading prices of the Company’s common stock, as contra- equity totaling $1,691,660 and $10,693,006 during the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2012, Emax and Affiliates settled $147,000 of consulting fees on behalf of the Company. Such amounts were recorded as additional paid in capital. In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of shares of common stock held by them.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying balance sheet as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of 325,454,548 shares of common stock previously returned to the Company in exchange for preferred stock. There were no shares of preferred stock outstanding during the period from January 1, 2012 through March 31, 2014. In total 654,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity and certain liabilities resulting in a loss on settlement of $1,939,281.

During the six months ended June 30, 2014, the Company received net proceeds of $255,000 for the sale of 98,540,227 shares of common stock.

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During the six months ended June 30, 2014, the Company issued 6,000,000 shares of common stock as consideration for services rendered. The Company recorded compensation expense equal to the measurement date fair value of the shares, estimated based on the measurement date quoted trading prices of the Company’s common stock, totaling $39,900 for the six months ended June 30, 2014.

During the six months ended June 30, 2014, the Company issued 7,500,000 shares with a grant-date fair value of $30,000 in settlement of $30,000 owed to a former officer of New Beginnings.

During the six months ended June 30, 2014, the Company issued 87,554,921 share of common stock upon the conversion of convertible debt and accrued interest totaling $82,500.

During the six months ended June 30, 2014, the Company issued 8,000,000 shares of common stock in settlement of litigation. The shares value of $67,200 was previously accrued as of December 31, 2013 and reclassed to equity in June 2014.

In July 2014, the Company issued 61,936,936 share of common stock upon the conversion of convertible debt and accrued interest totaling $27,500.

In July 2014, the Company issued 10,000,000 shares of common stock to consultants for services rendered, valued at $15,000 based on the quoted trading price.

In July 2014, the Company sold 525,000,000 shares of common stock for cash of $450,000, of which $400,000 was received. The investor has the right to purchase additional shares at the same price per share in order to maintain 28% ownership in the Company as stipulated in the securities purchase agreement.

During the six months ended June 30, 2014, the Company issued options to acquire 5,000,000 shares of common stock for $.10 per share over a term of 10 years. The options had a grant date fair value of $0.42 and vested immediately.

During the six months ended June 30, 2014, the Company issued 127,717,017 shares of common stock that were reflected as issuable shares as of December 31, 2013.

During the year ended December 31, 2013, members of prior management returned 654,007,878 shares of common stock as part of various settlement agreements. These shares, as well as 20,000,000 shares held in treasury as of December 31, 2012, were cancelled as of December 31, 2013.

Item 11. Description of Registrant’s Securities to be Registered

The Company is authorized to issue 1,500,000,000 shares of common stock, $.0001 par value and 25,000,000 shares of preferred stock, $.0001 par value. In August 2014, the Company board of directors approved an increase in authorized common shares to 3,250,000,000 shares subject to stockholder approval. As of October 24, 2014 there are 1,471,573,821 common shares issued and outstanding and no Preferred Shares issued or outstanding.

Common Stock

All shares of common stock are entitled to one vote per share on matters that are submitted to a vote of the Shareholders. Cumulative voting for election of Directors is not permitted. The holders of shares are entitled to receive distributions in cash, property or other shares when, as and if declared by the Board of Directors out of funds legally available therefore, and are entitled to share ratably in the assets of the Company legally available for distribution to the holders of shares in the event of any liquidation, dissolution or winding up of the Company. The Shareholders have no preemptive, subscription or conversion rights. The shares are not subject to redemption. All of the outstanding shares are fully paid and non-assessable. The Company serves as the transfer agent and registrar for the shares.

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A on February 27, 2004. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights, a liquidation preference of $5.00 per share plus accrued and unpaid dividends. There were no shares of preferred stock outstanding during the period from January 1, 2012 through March 31, 2014. The Company has made no plans or arrangements to issue any of the preferred shares.

31

Distribution Policy

Holders of the Shares are entitled to distributions when and if declared by the Board of Directors in their sole discretion out of funds legally available therefore. The Company has not made cash distributions or declared dividends since its inception.

Item 12. Indemnification of Directors and Officers

Section 145 of the Nevada General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each of our officers and directors.

In addition, we currently maintain a directors’ and officers’ liability insurance policy which insures, subject to the exclusions and limitations of the policy, our directors and officers against certain liability which might be incurred by them solely in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data

See the financial statements and related notes included in Item 15 of this registration statement.

Item 14. Changes and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits.

(a)	Audited Financial Statements: Our audited consolidated financial statements for the years 2012 and 2013, and our unaudited interim consolidated financials for the three months ended March 31, 2014 including the report of our independent registered public accounting firm on our audited consolidated financial statements, are attached hereto beginning at page F-1 immediately following the Exhibit Index which follows the signature page of this registration statement.

(b)	Exhibits: See the exhibit index immediately following the signature page to this Form 10.

32

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Mindpix Corporation

Date: November 12, 2014	By:	/s/ Victor Siegel
	Name:	Victor Siegel
	Title:	Chief Executive Officer

33

EXHIBIT INDEX

Exhibit

3(i)	Articles of incorporation
3(ii)	Bylaws
10.1	Settlement with Emax and Emax related parties
10.2	Garson Mutual Release and Separation
10.3	Garson Lock Up and Leak Out Agreement
10.4	$25,000 Convertible Note dated April 26, 2013
10.5	$25,000 Convertible Note dated May 2, 2013
10.6	$25,000 Convertible Note dated May 11, 2013
10.7	$25,000 Convertible Note dated May 21, 2013
10.8	$26,000 Convertible Note dated June 30, 2013
10.9	$25,000 Convertible Note dated February 18, 2014
10.10	New Beginnings Co-Production Agreement
10.11	MPIX-EMAX Settlement Agreement
10.12	Lorio Stock Purchase Agreement
14	Code of Ethics
21	Subsidiaries of the registrant
23.1	Merger Agreement with Emax previously filed on Form 8-K on June 28, 2011

34

Mindpix Corporation

Consolidated Financial Statements

December 31, 2013 and 2012

35

36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Mindpix Corporation

We have audited the accompanying consolidated balance sheets of Mindpix Corporation as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in deficiency, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mindpix Corporation as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had a net loss attributable to Mindpix Corporation stockholders’ and net cash used in operations of $3,869,039 and $911,329, respectively, in 2013, and has a working capital deficit, accumulated deficit and Mindpix Corporation stockholders’ deficiency of $771,545, $17,307,892 and $441,861, respectively, at December 31, 2013 and has no revenues in 2013 or 2012. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
August 26, 2014

F-1

Mindpix Corporation

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Current Assets:
Cash	$2,897	$9,995
Stock subscription receivable	1,000	-
Current assets	3,897	9,995

Property and Equipment, net	9,272	-

Total assets	$13,169	$9,995

Liabilities and Deficiency

Current Liabilities:
Accounts payable and accrued expenses	$258,450	$25,176
Convertible notes, net	78,107	-
Note payable	59,491	59,491
Note payable, related party	12,000
Due to Emax Media, Inc. and Affiliates	-	224,203
Due to related parties	42,000	494,301
Derivative liability	325,394	-
Total current liabilities	775,442	803,171

Commitments and Contingencies (Note 7)

Deficiency:
Common stock, $0.0001 par value; 1,500,000,000 shares authorized;1,062,336,084 and 1,439,453,962 shares issued and 1,062,336,084 and 1,419,453,962 outstanding, respectively	106,233	141,945
Common stock to be issued, 238,317,017, and 17,642,017 shares as of December 31, 2013 and 2012, respectively	23,832	1,764
Additional paid in capital	16,735,966	23,512,087
Due from Emax Media, Inc. and Affiliates (608,272,878 shares of common stock as of December 31, 2012)	-	(10,693,006)
Treasury stock (20,000,000 common shares as of December 31, 2012)	-	-
Accumulated deficit	(17,307,892)	(13,438,853)
Total Mindpix Corporation stockholders’ deficiency	(441,861)	(476,062)
Non-controlling interest in subsidiary	(320,412)	(317,114)
Total deficiency	(762,273)	(793,176)
Total liabilities and deficiency	$13,169	$9,995

See notes to consolidated financial statements

F-2

Mindpix Corporation

Consolidated Statements of Operations

Years Ended December 31, 2013 and 2012

	2013	2012
Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	663,803	-
Compensation	586,379	5,133,114
Concert production	-	483,553
Other general and administrative	172,539	119,133
Total operating expenses	1,422,721	5,735,800

Other Income (Expense):
Gain (loss) on settlements	(2,158,231)	729,960
Interest expense	(91,991)	(5,949)
Initial derivative liability	(206,835)	-
Change in fair value of derivative liability	7,441	-
Total other income (expense)	(2,449,616)	724,011

Loss Before Income Taxes	(3,872,337)	(5,011,789)

Income Tax Provision	-	-

Net loss	$(3,872,337)	$(5,011,789)

Net loss attributable to non-controlling interest	3,298	317,114

Net Loss attributable to Mindpix Corporation Stockholders	$(3,869,039)	$(4,694,675)

Basic and Diluted Loss Per Share	$-	$(0.01)

Basic and Diluted Weighted Average Shares Outstanding	1,319,603,736	667,422,223

See notes to consolidated financial statements

F-3

Mindpix Corporation

Consolidated Statement of Changes in Deficiency

Years Ended December 31, 2012 and 2013

	Common Stock		Common Stock to be Issued		Additional Paid In	Due From Emax, Inc.	Non- Controlling	Accumulated
	Shares	Amount	Shares	Amount	Capital	and Affiliates	Interest	Deficit	Total
Balances, December 31, 2011	499,521,084	$49,952	499,521,084	$49,952	$7,830,132	$(477,500)	$-	$(8,744,178)	$(1,291,642)

Retirement of shares previously issued as consideration for services provided to Emax Media, Inc. and Affiliates	(25,000,000)	(2,500)	-	-	(572,500)	575,000	-	-	-

Issuance of common stock for cash	42,800,000	4,280	17,642,017	1,764	293,896	-	-	-	299,940

Issuance of common stock in settlement of obligations of Emax Media, Inc. and Affiliates	608,272,878	60,827	-	-	10,632,178	(10,693,006)	-	-	-

Issuance of common stock in settlement of notes payable	13,035,000	1,304	-	-	512,746	-	-	-	514,049

Issuance of common stock for services	280,825,000	28,083	-	-	4,514,248	-	-	-	4,542,330

Settlement of consulting fees by Emax	-	-	-	-	147,000	-	-	-	147,000

Stock-based compensation	-	-	-	-	40,898	-	-	-	40,898

Cash received from non-controlling member of subsidiary	-	-	-	-	3,330	-	-	-	3,330

Net loss	-		-	-	-	-	(317,114)	(4,694,675)	(5,011,789)

Balances, December 31, 2012	1,419,453,962	141,945	17,642,017	1,764	23,512,087	(10,693,006)	(317,114)	(13,438,853)	(793,176)

Issuance of common stock in settlement of obligations of Emax Media, Inc. and affiliates	208,400,000	20,840	-	-	1,670,820	(1,691,660)	-	-	-

Issuance of common stock for cash	72,570,000	7,257	142,875,000	14,288	839,456	-	-	-	861,001

Issuance of common stock for cash received in 2012	14,700,000	1,470	(14,700,000)	(1,470)	-	-	-	-	-

Issuance of common stock for services	1,220,000	122	30,000,000	3,000	223,456	-	-	-	226,578

Issuance of common stock in settlement of amounts due to related parties			62,500,000	6,250	615,250				621,500

Stock-based compensation	-	-	-	-	33,313	-	-	-	33,313

Return of common stock and settlement of liabilities under settlement agreements	(654,007,878)	(65,401)	-	-	(10,158,416)	12,384,666	-	-	2,160,849

Net loss				-	-	-	(3,298)	(3,869,039)	(3,872,337)
Balances, December 31, 2013	1,062,336,084	$106,233	238,317,017	$23,832	$16,735,966	$-	$(320,412)	$(17,307,892)	$(762,273)

See notes to consolidated financial statements

F-4

Mindpix Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Cash from Operating Activities:
Net loss	$(3,872,337)	$(5,011,789)
Adjustments to reconcile net loss to cash used in operations:
Stock issued for services	226,578	4,542,330
Stock-based compensation	33,313	40,898
Payment of production expenses by related party	-	119,301
Obligation to issue common stock to related party	-	345,000
Loss (gain) on settlements	2,158,231	(729,960)
Payment of consulting fees by officer in exchange for note payable	12,000	-
Payment of legal fees by stockholder	26,000	147,000
Depreciation	444	-
Derivative liability expense	199,394	-
Amortization of debt discount	78,107	-
Increase in accounts payable and accrued expenses	226,941	3,257
Net cash used in operations	(911,329)	(543,963)

Cash from Investing Activities:
Purchase of property and equipment	(9,770)	-
Net cash provided by investing activities	(9,770)	-

Cash from Financing Activities:
Proceeds from the issuance of convertible debt	100,000	-
Advances from Emax Media Inc. and Affiliates	3,000	220,688
Advances from (repayment to) related party	(50,000)	30,000
Investment from minority member in subsidiary	-	3,330
Sale of common stock for cash	861,001	299,940
Net cash provided by financing activities	914,001	553,958

Net Increase (Decrease) in Cash	(7,098)	9,995
Cash, Beginning of Year	9,995	-
Cash, End of Year	$2,897	$9,995

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Financing Activities:
Issuance of note payable for legal fees paid by stockholder	$26,000	$-
Forgiveness of amounts due to Emax and Affiliates	$227,203	$-

See notes to consolidated financial statements

F-5

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Note 1. Organization, Basis of Presentation and Significant Accounting Policies

Nature of Business and Basis of Presentation

Mindpix Corporation (referred to herein as the “Company”) was originally incorporated in the State of Delaware in 1988, re-domiciled in the State of Nevada in 2004, and is a media company that focuses on proprietary technology, music and multi-media global content. In 2011, the Company intended to consummate a reverse merger transaction with Emax Media, Inc. Since May 31, 2011, the intended effective date of the reverse merger, through April 2013, management of Emax Media, Inc. and its affiliates acted as officers of the Company. The Company has determined that the reverse merger was not perfected.

Going Concern and Liquidity

The Company has a working capital deficiency of $771,545, a Mindpix Corporation stockholders’ deficiency of $441,861, and an accumulated deficit of $17,307,892 as of December 31, 2013. The Company has no recurring sources of revenue or liquidity and incurred a net loss attributable to Mindpix Corporation and net cash used in operations of $3,869,039 and $911,329, respectively, for the year ended December 31, 2013. Management will require additional equity or debt financing to finance its operations. There can be no assurance that such funding will be available to the Company on acceptable terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has not made any adjustments that might result from the outcome of this uncertainty.

Management Plans – The Company is focusing its efforts on:

●	Developing new business,

●	identifying strategic partnerships that will enhance its service offerings, and

●	seeking sources of debt and equity financing.

Management believes that these efforts will allow the Company to continue as a going concern for the foreseeable future.

Principles of Consolidation and Non-Controlling Interest

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, New Beginnings Concert 2012, LLC (“New Beginnings), which was organized in the state of Florida in November 2012 for the purpose of producing a concert event in Florida in December 2012. The Company did not recognize any revenues from the concert event due to minimal proceeds, all of which were retained by a payment processing subcontractor because minimum proceeds were not received. The Company owns a 66% interest in New Beginnings. The 33% member in New Beginnings is ZZYX Entertainment. Amounts attributable to the non-controlling members in New Beginnings are presented as non-controlling interest in subsidiary on the accompanying consolidated balance sheets and net loss attributable to non-controlling interest on the accompanying consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. As discussed below, the Company’s most significant estimates include those made in connection with stock based transactions, and derivative valuations.

F-6

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Cash and Cash Equivalents

For the purposes of the balance sheet and statement of cash flows, the Company considers all amounts on deposit with financial institutions and highly liquid investments with original maturities at time of purchase of three months or less to be cash equivalents.

Due from Emax Media, Inc. and Affiliates (Contra-Equity)

The Company accounted for common stock issued in settlement of obligations of Emax Media, Inc. and its affiliates as contra-equity included in Due from Emax Media, Inc. and Affiliates in the deficiency section of the accompanying consolidated balance sheets.

Revenue Recognition

The Company recognizes revenue during the period in which all services have been provided which is generally during the period in which events are held. Any amounts collected prior to the period in which events are held are deferred.

Stock-based Compensation

The Company recognizes stock-based compensation to employees by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. The grant date fair value of the equity-awards granted was estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, if any.

For non-employee grants the expense is measured on a measurement date and recognized over the period of services.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments consisting of accounts payable, notes payable and accrued interest, and amounts due to related parties approximate fair value due to their short term nature.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company’s tax years since 2004 remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Earnings Per Share

Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period. The Company’s potentially dilutive securities, consisting of options to acquire 10,000,000 and 12,000,000 shares of common stock for the year ended December 31, 2013 and 2012, respectively, and 56,760,000 shares underling convertible debt as of December 31, 2013, were anti-dilutive and excluded from the calculation of diluted earnings per share.

F-7

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Subsequent Events

The Company has evaluated subsequent events through August 18, 2014, which is also the date the financial statements were available to be issued.

Reclassifications

Certain amounts in the consolidated balance sheet as of December 31, 2012 have been reclassified to conform to the 2013 presentation. Accrued interest on notes payable was reclassified from notes payable into accrued expenses.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Related Parties

Due to Emax Media, Inc. and Affiliates

Prior to the unwinding of the reverse merger with Emax in May 2013, Emax and Affiliates sold common stock of the Company held by Emax and Affiliates to third party investors. At the time, management of Emax and Affiliates was managing the Company and caused the proceeds from these sales to be deposited into the operating bank account of the Company. This resulted in a “Due to Emax Media and Affiliates” to be recorded as a liability which was ultimately settled in the settlement agreement. During the years ended December 31, 2012 and 2013, the Company received proceeds of $216,356 and $3,000, respectively, from third parties for the purchase of the Company’s common stock held by the Emax Media, Inc. and its affiliates. During the years ended December 31, 2012 and 2011, Emax Media, Inc. and Affiliates advanced $4,332 and $3,515, respectively, to the Company for working capital purposes. In September 2013, the Company entered into a settlement agreement with Emax Media, Inc. and its affiliates resulting in the forgiveness of these amounts. See “Settlement with Prior Management and Emax Media and Affiliates” below.

Advances from the Related Parties for New Beginnings Concert 2012

New Beginnings Concert 2012 LLC is a majority owned subsidiary of the Company. During 2012, the 33% member in New Beginnings, ZZYX Entertainment, paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a measurement date fair value of $345,000 to an officer of the 33% member in New Beginnings and another officer of New Beginnings was owed $30,000. Both of these amounts are included in due to related parties liabilities as of December 31, 2013 and 2012. During the year ended December 31, 2013, the Company repaid $50,000 of the $119,301. In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of New Beginnings for amounts noted above. Pursuant to the agreements, the Company agreed to issue the 30,000,000 shares of common stock to the former chairman, for the $345,000 and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $276,250 to the 33% member of New Beginnings in settlement of all amounts owing, totaling $69,301. The Company recognized a loss on settlement of approximately $219,000 in December 2013. As of December 31, 2013, amounts due to related parties totaled $42,000, consisting of the $30,000 owed to an officer of New Beginnings and $12,000 accrued for the former chairman’s health insurance.

Settlement with Prior Management and Emax Media, Inc. and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of 175,000,000 shares of common stock.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying condensed consolidated balance sheets as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying condensed consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of 325,454,548 shares of common stock previously returned to the Company in exchange for preferred stock. There were no shares of preferred stock outstanding during the years ended December 31, 2013 and 2012. In total 654,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

F-8

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Note 3. Convertible Notes

From April 2013 through June 2013, the Company issued convertible notes with an aggregate face value of $126,000. The notes mature one year from issuance, bear interest at an annual rate of 10%, and are convertible into common stock of the Company at the option of the holder at a conversion rate equal to 30% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate. Because the convertible notes are convertible into an indeterminable number of shares of common stock and due to the reset provisions, the fair value of the embedded conversion options are required to be presented as derivative liabilities and adjusted to fair value at each reporting date, with changes in fair value reported in the statement of operations.

The Company estimated the fair value of the derivative liabilities on the dates of issuance using Monte Carlo Simulations and the following assumptions:

Volatility	222% -299%
Risk Free Rate	0.11% - 0.15%
Expected Term	1.0 Years
Dividend Rate	0%

On the dates of issuance the Company recorded derivative liabilities of $332,835, debt discount of $126,000, and derivative expense of $206,835. The debt discounts are being amortized into expense through the maturity dates of the convertible notes. During the year ended December 31, 2013, the Company recorded amortization expense of $78,107. As of December 31, 2013, the carrying value of the convertible notes was $78,107, net of remaining unamortized discounts of $47,893. In addition to the amortization of the discounts the Company recognized $7,785 of interest expense on the convertible notes for the year ended December 31, 2013.

The fair value of the embedded derivatives as of the December 31, 2013 was determined to be $325,393, resulting in derivative income of $7,441, the decrease in the fair value of the derivative from the date of issuance, by using Monte Carlo Simulations and the following assumptions:

Volatility	148% - 169%
Risk Free Rate	0.04% - 0.10%
Expected Term	0.57 - 0.75 Years
Dividend Rate	0%

Note 4. Note Payable

The Company has a note payable with a principal balance of $59,491 as of December 31, 2013 and December 31, 2012, and accrued interest of $29,485 and $23,536 as of December 31, 2013 and December 31, 2012, respectively. The note is due on demand and accrues interest at an annual rate of 10%.

Note 5. Stockholders’ Deficiency

Issuance of Common Stock for Cash

During the year ended December 31, 2013, the Company received net proceeds of $861,000 for the sale of 215,445,000 shares of common stock, of which 72,570,000 shares were issued during the year ended December 31, 2013, and 142,875,000 has yet to be issued as of December 31, 2013. The Company also issued 14,700,000 shares of common stock for cash received during the year ended December 31, 2012. During the year ended December 31, 2012, the Company received net proceeds of $299,940 for the sale of 60,442,017 shares of common stock.

F-9

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Issuance of Common Stock for Services

During the year ended December 31, 2013, the Company issued 1,220,000 shares of common stock as consideration for professional services rendered, and agreed to issue 30,000,000 shares of common stock for services and settlements. The Company recorded compensation expense equal to the grant date fair value of the shares, estimated based on the grant date quoted trading prices of the Company’s common stock, totaling $226,578 for the year ended December 31, 2013. During the year end December 31, 2012, the Company issued 280,825,000 shares of common stock for services, with aggregate grant date fair value of $4,542,330.

Issuance of Common Stock in Settlement of Amounts Due to Related Parties

During the year ended December 31, 2013, the Company agreed to issue 62,500,000 shares of common stock with a grant-date fair value of $621,500 in settlement of amounts due to related parties. See Note 2.

Issuance of Common Stock in Settlement of Notes Payable

During the year ended December 31, 2012, the Company issued 13,035,000 shares of common stock with a grant date fair value of $514,049 in settlement of notes payable in the amount of $1,244,009 resulting in a gain on settlement of $729,960.

Due from Emax Media, Inc. and Affiliates

During the years ended December 31, 2013 and 2012, respectively, the Company issued 208,400,000 and 608,272,878 shares of common stock in settlement of obligations of Emax Media, Inc. and affiliates. The obligations were settled by the Company prior to management’s determination that the intended reverse merger was not perfected. The Company recorded the grant date fair value of the common stock, estimated based on the grant date quoted trading prices of the Company’s common stock, as contra- equity totaling $1,691,660 and $10,693,006 during the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2012, Emax and Affiliates settled $147,000 of consulting fees on behalf of the Company. Such amounts were recorded as additional paid in capital. In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of shares of common stock held by them.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying balance sheet as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of 325,454,548 shares of common stock previously returned to the Company in exchange for preferred stock. There were no shares of preferred stock outstanding during the years ended December 31, 2013 and 2012. In total 654,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity and certain liabilities resulting in a loss on settlement of $1,939,281.

Return of Common Stock to Treasury

During the year ended December 31, 2013, members of prior management returned 654,007,878 shares of common stock as part of various settlement agreements. These shares, as well as 20,000,000 shares held in treasury as of December 31, 2012, were cancelled as of December 31, 2013.

Stock Based Compensation

During the years ended December 31, 2013 and 2012, the Company recognized $33,313 and $2,492 of compensation expense related to the vesting of stock options. During the year ended December 31, 2013, the Company granted options to acquire 10,000,000 shares with weighted average exercise prices of $.0.14 and weighted average grant-date fair value of $0.01 per share, options to acquire 4,000,000 shares of common stock were forfeited and options to acquire 6,000,000 shares expired. During the year ended December 31, 2012, the Company granted options to acquire 2,000,000 shares of common stock with exercise prices of $0.50 per share. The grant date fair value of options granted was estimated using the Black Scholes Method and the following assumptions: volatility – 277% to 282%; expected term – 5 to 7 Years; risk free rate – 0.74 to 0.82%; dividend rate – 0%.

F-10

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less the fair market value. As of March 31, 2014, there were options to acquire 15,000,000 shares of common stock outstanding under the plan and 55,000,000 shares available for issuance.

The following is a summary of option activity for the years ended December 31, 2012 and 2013.

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Shares	Price	Term (Yrs)
Balance, December 31, 2011	10,000,000	$0.50
Granted	2,000,000	$0.50
Balance, December 31, 2012	12,000,000	$0.50
Granted	10,000,000	$0.14	9.24
Forfetied	(4,800,000)
Expired	(7,200,000)
Balance, December 31, 2013	10,000,000	$0.14	9.24
Exercisable	2,000,000	$0.30	9.15

Summary of Options Outstanding as of December 31, 2013:

		Weighted
		Average
Exercise		Remaining		Intrinsic
Price	Shares	Term (Yrs)	Exercisable	Value
$0.03	2,000,000	9.31	-	$-
$0.04	2,000,000	9.31	-	$-
$0.05	2,000,000	9.31	-	$-
$0.10	2,000,000	9.27	1,000,000	$-
$0.50	2,000,000	9.02	1,000,000	$-
	10,000,000		2,000,000

The Company expects to recognize stock based compensation related to stock options in the future of $35,630.

During the year ended December 31, 2013, the Company granted to employees 28,000,000 shares of restricted stock, of which 15,000,000 vested immediately, 5,000,000 vested during the year ended December 31, 2013, 1,250,000 shares are subject to vesting over 5 years, 750,000 shares are subject to vesting over 3 years and 6,000,000 vest on April 1, 2014. The shares had an aggregate grant date fair value of $192,675, based on the grant-date quoted trading prices of the Company’s common stock. The Company recognized stock compensation expense of $168,304 during the year ended December 31, 2013 and expects to recognize an additional $24,371 over the next 5 years. In addition, the Company’s CEO was granted 5,000,000 additional shares of common stock which vest upon the Company achieving certain revenue or funding goals.

F-11

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights, a liquidation preference of $5.00 per share plus accrued and unpaid dividends. There were no shares of preferred stock outstanding during the years ended December 31, 2013 and 2012.

Note 6. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2013	2012
Current
Federal	$-	$-
State	-	-
Deferred
Federal	(394,880)	(95,731)
State	(38,327)	(9,292)
Change in valuation allowance	433,206	105,022
	$-	$-

The Company’s income tax rate computed at the statutory federal rate of 34% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

	Year ended December 31,
	2013	2012
Income tax at statutory rate	34.00%	34.00%
State income taxes, net of federal benefit	3.70	3.70
Permanent differences	(26.18)	(35.20)
Change in valuation allowance	(11.12)	(2.14)
Total	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

F-12

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2013 and 2012

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities are as follows:

	December 31,
	2013	2012
Net operating loss	$560,483	$108,857
Gross deferred tax assets:	560,483	108,857
Less: valuation allowance	(560,483)	(108,857)
Net deferred tax asset	$-	$-

As of December 31, 2013 the Company had a net operating loss carry-forward of approximately $1,453,000 which may be used to offset future taxable income and begins to expire in 2028.

Note 7. Commitments and Contingencies

The Company’s former Chief Financial Officer commenced litigation against the Company claiming that the Company owed him $121,630 for his services pursuant to a Services Agreement. The Company settled the matter in March 2014 and agreed to pay the former Chief Financial Officer $15,000 and issue 8,000,000 shares of common stock with a settlement-date fair value of $67,200. The Company has accrued $82,200, included in accounts payable and accrued expenses, as of December 31, 2013.

The Company defaulted in 2005 on a Financing Agreement with a third party, whereby the third party had loaned approximately $325,000 to the Company. The Company has repaid approximately $177,610; however, the remaining balance is no longer accrued as the statute of limitations to collect on the judgment has expired. The judgment was filed on May 1, 2006.

Note 8. Subsequent Events

Issuance of Common Stock

During the six months ended June 30, 2014, the Company received net proceeds of $255,000 for the sale of 98,540,227 shares of common stock.

During the six months ended June 30, 2014, the Company issued 6,000,000 shares of common stock as consideration for services rendered. The Company recorded compensation expense equal to the measurement date fair value of the shares, estimated based on the measurement date quoted trading prices of the Company’s common stock, totaling $39,900 for the six months ended June 30, 2014.

During the six months ended June 30, 2014, the Company issued 7,500,000 shares with a grant-date fair value of $30,000 in settlement of $30,000 owed to a former officer of New Beginnings.

During the six months ended June 30, 2014, the Company issued 87,554,921 share of common stock upon the conversion of convertible debt and accrued interest totaling $82,500.

During the six months ended June 30, 2014, the Company issued 8,000,000 shares of common stock in settlement of litigation. The shares value of $67,200 was previously accrued as of December 31, 2013 and reclassed to equity in June 2014.

In July 2014, the Company issued 61,936,936 share of common stock upon the conversion of convertible debt and accrued interest totaling $27,500.

In July 2014, the Company issued 10,000,000 shares of common stock to consultants for services rendered, valued at $15,000 based on the quoted trading price.

In July 2014, the Company sold 525,000,000 shares of common stock for cash of $450,000, of which $400,000 was received. The investor has the right to purchase additional shares at the same price per share in order to maintain 28% ownership in the Company as stipulated in the securities purchase agreement.

During the six months ended June 30, 2014, the Company issued options to acquire 5,000,000 shares of common stock for $.10 per share over a term of 10 years. The options had a grant date fair value of $0.42 and vested immediately.

During the six months ended June 30, 2014, the Company issued 127,717,017 shares of common stock that were reflected as issuable shares as of December 31, 2013.

Issuance of Convertible Debt

During the six months ended June 30, 2014, the Company issued a convertible notes with an aggregate face value of $120,000. The notes mature one year from issuance, bear interest at annual rates ranging from 8% to 10%, and are convertible into common stock of the Company at the option of the holder at a conversion rates equal to a range of 30% to 50% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate. Due to the variable conversion rates and reset provisions, these notes will be bifurcated and derivative liabilities recorded for the fair value of the embedded conversion feature.

F-13

Mindpix Corporation

Unaudited Consolidated Financial Statements

March 31, 2014

F-14

F-15

Mindpix Corporation

Condensed Consolidated Balance Sheets

March 31, 2014 and December 31, 2013

	2014	2013
	(Unaudited)
Assets
Current Assets:
Cash	$-	$2,897
Stock subscription receivable	1,000	1,000
Current assets	1,000	3,897

Property and Equipment, net	8,790	9,272

Total assets	$9,790	$13,169

Liabilities and Deficiency
Current Liabilities:
Accounts payable and accrued expenses	$377,731	$258,450
Convertible debt, net	112,415	78,107
Note payable	59,491	59,491
Note payable, related party	34,500	12,000
Due to related parties	12,000	42,000
Derivative liability	352,688	325,394
Total current liabilities	948,826	775,442

Commitments and Contingencies (Note 7)

Deficiency:
Common stock, $0.0001 par value; 1,500,000,000 shares authorized; 1,218,081,964 and 1,062,336,084 shares issued and outstanding, respectively	121,808	106,233
Common stock to be issued; 144,100,000 and 238,317,017 shares, respectively	14,410	23,832
Additional paid in capital	17,016,439	16,735,966
Accumulated deficit	(17,776,281)	(17,307,892)
Total Mindpix Corporation stockholders’ deficiency	(623,624)	(441,861)
Non-controlling interest in subsidiary	(320,412)	(320,412)
Total deficiency	(944,036)	(762,273)
Total liabilities and deficiency	$4,790	$13,170

See notes to the consolidated financial statements.

F-16

Mindpix Corporation

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

(UNAUDITED)

	2014	2013

Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	86,301	27,850
Compensation and benefits	237,128	-
Other general and administrative	103,177	25,145
Total operating expenses	426,606	52,995

Other Expense:
Net derivative expense	(2,294)	-
Interest expense	(39,489)	(1,500)
Total other expense	(41,783)	(1,500)

Loss Before Income Taxes	(468,389)	(54,495)

Income Tax Provision	-	-

Net loss	$(468,389)	$(54,495)

Net loss attributable to non-controlling interest	-	3,298

Net Loss attributable to Mindpix Corporation Stockholders	$(468,389)	$(51,197)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)

Basic and Diluted Weighted Average Shares Outstanding	1,110,895,165	1,389,746,184

See notes to the consolidated financial statements.

F-17

Mindpix Corporation

Condensed Consolidated Statement of Deficiency

Quarter Ended March 31, 2014

(UNAUDITED)

	Common Stock		Common Stock to be Issued			Additional Paid In	Non-Controlling	Accumulated
	Shares	Amount	Shares		Amount	Capital	Interest	Deficit	Total
Balances, December 31, 2013	1,062,336,084	$106,233	238,317,017		$23,832	$16,735,966	$(320,412)	(17,307,892)	$(762,273)
Sale of common stock for cash, net	43,028,846	4,303	-		-	140,697	-	-	145,000
Issuance of issuable shares	103,217,034	10,322	(103,217,017)		(10,322)	-	-	-	-
Issuance of common stock services	2,000,000	200	1,000,000		100	23,800	-	-	24,100
Issuance of shares in settlement of amount due to related party	7,500,000	750		_	-	29,250			30,000
Issuance of shares in settlement of litigation	-	-	8,000,000		800	66,400	-	-	67,200
Stock based compensation	-	-	-		-	20,326	-	-	20,326
Net loss								(468,389)	(468,389)
Balances, March 31, 2014	1,218,081,964	$121,808	144,100,000		$14,410	$17,016,439	$(320,412)	$(17,776,281)	$(944,036)

See notes to the consolidated financial statements.

F-18

Mindpix Corporation

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

(UNAUDITED)

	2014	2013
Cash from Operating Activities:
Net loss	$(468,389)	$(54,495)
Adjustments to reconcile net loss to cash used in operations:
Stock issued for services	24,100	-
Stock-based compensation	20,326	-
Depreciation	482	-
Amortization of debt discount	34,308	-
Derivative expense	2,294
Payment of consulting fees by officer in exchange for note payable	22,500	-
Increase in accounts payable and accrued expenses	191,582	1,500
Net cash used in operations	(172,797)	(52,995)

Cash from Financing Activities:
Proceeds from the issuance of convertible debt	25,000	-
Advances from Emax Media Inc. and Affiliates	-	3,000
Sale of common stock for cash, net	145,000	40,000
Net cash provided by financing activities	170,000	43,000

Net Increase Decrease in Cash	(2,797)	(9,995)
Cash, Beginning of Period	2,897	9,995
Cash, End of Period	$-	$-

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Financing Activities:
Shares issued to settle related party payable	$30,000	$-

See notes to the consolidated financial statements.

F-19

Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Note 1. Organization, Basis of Presentation and Significant Accounting Policies

Nature of Business and Basis of Presentation

Mindpix Corporation (referred to herein as the “Company”) was originally incorporated in the State of Delaware in 1988, re-domiciled in the State of Nevada in 2004, and is media company that focuses on proprietary technology, music and multi-media global content.

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (“U.S.”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S Securities and Exchange Commission (“SEC”) for interim financial information. The unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes for the year ended December 31, 2013, included in this Form 10.

Going Concern and Liquidity

The Company has a working capital deficiency of $947,826, a Mindpix Corporation stockholders’ deficiency of $623,624 and an accumulated deficit of $17,776,281 as of March 31, 2014. The Company has limited recurring sources of revenue or liquidity and incurred a net loss attributable to Mindpix Corporation and net cash used in operations of $468,389 and $172,897, respectively, for the three months ended March 31, 2014. Management will require additional equity or debt financing to finance its operations. There can be no assurance that such funding will be available to the Company on acceptable terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has not made any adjustments that might result from the outcome of this uncertainty.

Management Plans – The Company is focusing its efforts on:

●	Developing new business,

●	identifying strategic partnerships that will enhance its service offerings, and

●	seeking sources of debt and equity financing.

Management believes that these efforts will allow the Company to continue as a going concern for the foreseeable future.

Principles of Consolidation and Non-Controlling Interest

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, New Beginnings Concert 2012, LLC (“New Beginnings), which was organized in the state of Florida in November 2012 for the purpose of producing a concert event in Florida in December 2012. The Company owns a 66% interest in New Beginnings. The 33% member in New Beginnings is ZZYX Entertainment. Amounts attributable to the non-controlling members in New Beginnings are presented as non-controlling interest in subsidiary on the accompanying consolidated balance sheets and net loss attributable to non-controlling interest on the accompanying consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

F-20

Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. As discussed below, the Company’s most significant estimates include those made in connection with stock based transactions, and derivative liabilities.

Cash and Cash Equivalents

For the purposes of the balance sheet and statement of cash flows, the Company considers all amounts on deposit with financial institutions and highly liquid investments with original maturities at time of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue during the period in which all services have been provided which is generally during the period in which events are held. Any amounts collected prior to the period in which events are held are deferred.

Stock-based Compensation

The Company recognizes stock-based compensation by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. The grant date fair value of the equity-awards granted is estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, if any.

For non-employee grants, the expense is measured on a measurement date and recognized over the period of services.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments consisting of accounts payable, notes payable and accrued interest, convertible debt, and amounts due to related parties approximate fair value due to their short term nature.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company’s tax years since 2004 remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

F-21

Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Earnings Per Share

Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period. The Company’s potentially dilutive securities, consisting 10,000,000 shares underlying stock options and 71,293,673 shares underling convertible debt as of March 31, 2014, were anti-dilutive and excluded from the calculation of diluted earnings per share.

Subsequent Events

The Company has evaluated subsequent events through August 26, 2014, which is also the date the financial statements were available to be issued.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Related Parties

Advances from the Related Parties for New Beginnings Concert 2012

During 2012, the 33% member in New Beginnings, ZZYX Entertainment, paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a measurement date fair value of $345,000 to an officer of the 33% member in New Beginnings and another officer of New Beginnings was owed $30,000. Both of these amounts are included in due to related parties liabilities as of December 31, 2013. During the year ended December 31, 2013, the Company repaid $50,000 of the $119,301. In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of New Beginnings for amounts noted above. Pursuant to the agreements, the Company agreed to issue the 30,000,000 shares of common stock to the former chairman, for the $345,000 and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $276,250 to the 33% member of New Beginnings in settlement of all amounts owing, totaling $69,301. The Company recognized a loss on settlement of approximately $219,000 in December 2013. As of December 31, 2013, amounts due to related parties totaled $42,000, consisting of the $30,000 owed to an officer of New Beginnings and $12,000 accrued for the former chairman’s health insurance. During the three months ended March 31, 2014, the Company issued 7,500,000 shares of common stock in settlement of the $30,000 advanced by officer of the 33% member in New Beginnings.

Note 3. Convertible Debt

From April 2013 through June 2013, the Company issued convertible notes with an aggregate face value of $126,000. The notes mature one year from issuance, bear interest at an annual rate of 10%, and are convertible into common stock of the Company at the option of the holder at a conversion rate equal to 30% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate.

During the three months ended March 31, 2014, the Company issued a convertible note with a face value of $25,000. The note matures one year from issuance, bears interest at an annual rate of 8%, and is convertible into common stock of the Company at the option of the holder at a conversion rate equal to the lower of $0.004 or 50% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate.

F-22

Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Because the convertible notes are convertible into an indeterminable number of shares of common stock and due to the reset provisions, the fair value of the embedded conversion options are required to be presented as derivative liabilities and adjusted to fair value at each reporting date, with changes in fair value reported in the statement of operations. The Company estimated the fair value of the derivative liabilities on the dates of issuance using Monte Carlo Simulations and the following assumptions:

Volatility	222% - 640%
Risk Free Rate	0.11% - 0.15%
Expected Term	1.0 Years
Dividend Rate	0%

On the dates of issuance the Company recorded derivative liabilities of $332,835 and $48,551in 2013 and 2014, respectively, and debt discounts of $126,000 and $25,000 in 2013 and 2014, respectively. The debt discounts are being amortized into expense through the maturity dates of the convertible notes. As of December 31, 2013, the carrying value of the convertible notes totaled $78,107, net of remaining unamortized discounts of $47,893. During the three months ended March 31, 2014, the Company amortized $9,308 of the discounts. As of March 31, 2014, the carrying value of the convertible notes, including accrued interest, totaled $112,415, net of remaining unamortized discounts of $38,585. In addition to the amortization of the discounts the Company recognized $3,431 of interest expense on the convertible notes for the three months ended March 31, 2014.

The fair value of the embedded derivatives as of the March 31, 2014 was determined to be $404,110 using Monte Carlo Simulations and the following assumptions:

Volatility	43.5% - 141.8%
Risk Free Rate	0.04% - 0.10%
Expected Term	0.22 - 1.0 Years
Dividend Rate	0%

Note 4. Note Payable

The Company has a note payable with a principal balance of $59,491 as of March 31, 2014, and December 31, 2013, and accrued interest of $30,972 and $29,485 as of March 31, 2014, and December 31, 2013, respectively. The note is due on demand and accrues interest at an annual rate of 10%.

Note 5. Stockholders’ Deficiency

Issuance of Common Stock

During the three months ended March 31, 2014, the Company received net proceeds of $145,412 for the sale of 43,028,846 shares of common stock.

During the three months ended March 31, 2014, the Company issued 2,000,000 shares of common stock as consideration for services rendered. The Company recorded compensation expense equal to the grant date fair value of the shares, estimated based on the grant date quoted trading prices of the Company’s common stock, totaling $24,000 for the three months ended March 31, 2014.

During the three months ended March 31, 2014, the Company issued 7,500,000 shares with a grant-date fair value of $30,000 in settlement of $30,000 owed to a former officer of New Beginnings.

During the three months ended March 31, 2014, the Company issued 103,217,017 shares of common stock previously reflected as issuable at December 31, 2013.

F-23

Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Stock-Based Compensation

During the three months ended March 31, 2014, the Company recognized $20,362 of expense related to the vesting of stock options and restricted stock granted in 2013. During the three months ended March 31, 2014, the Company issued options to acquire 5,000,000 shares of common stock for $.10 per share over a term of 10 years. The options had a grant date fair value of $0.42 and vested immediately.

Return of Common Stock to Treasury

During the year ended December 31, 2013, members of prior management returned 654,007,878 shares of common stock as part of various settlement agreements. These shares, as well as 20,000,000 shares held in treasury, were cancelled as of March 31, 2014 and December 31, 2013.

Note 6. Income Taxes

The Company’s income tax rate computed at the statutory federal rate of 34% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

As of March 31, 2014 the Company had a net operating loss carry-forward of approximately $1,943,000 which may be used to offset future taxable income and begins to expire in 2028.

Note 7. Commitments and Contingencies

The Company’s former Chief Financial Officer commenced litigation against the Company claiming that the Company owed him $121,630 for his services pursuant to a Services Agreement. The Company settled the matter in March 2014 and agreed to pay the former Chief Financial Officer $15,000 and issue 8,000,000 shares of common stock with a settlement-date fair value of $67,200. The Company has accrued $82,200, included in accounts payable and accrued expenses, as of December 31, 2013 and March 31, 2014.

The Company defaulted in 2005 on a Financing Agreement with a third party, whereby the third party had loaned approximately $325,000 to the Company. The Company has repaid approximately $177,610; however, the remaining balance is no longer accrued as management believes the statute of limitations has expired. A lawsuit was filed in this matter in Washington County, Utah.

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Mindpix Corporation

Notes to the Unaudited Consolidated Financial Statements

March 31, 2014

Note 8. Subsequent Events

Issuance of Common Stock

In April and May 2014, the Company sold 58,636,364 shares of common stock for aggregate proceeds of $110,000.

In April 2014, the holder of the convertible notes converted an aggregate face amount of $75,000 and accrued interest of $7,500 into 87,554,921 shares of common stock.

In April 2014, the Company issued 8,000,000 shares in settlement of disputes with its former chief financial officer.

In July 2014, the Company issued 61,936,936 share of common stock upon the conversion of convertible debt and accrued interest totaling $27,500.

In July 2014, the Company issued 20,000,000 shares of common stock granted to employees in 2013.

In July 2014, the Company issued 10,000,000 shares of common stock to consultants for services rendered, valued at $15,000 based on quoted trading prices.

In July 2014, the Company sold 525,000,000 shares of common stock for cash of $450,000, of which $400,000 was received. The investor has the right to purchase additional shares at the same price per share in order to maintain 28% ownership in the Company as stipulated in the securities purchase agreement.

In July 2014, the Company issued 28,000,000 shares of common stock that were reflected as issuable as of December 31, 2013.

Issuance of Convertible Debt

In May 2014, the Company issued convertible debt with an aggregate face value of $95,000 for gross proceeds of $95,000. The notes mature in one year, bear interest at an annual rate of 8% and are convertible into common stock at a conversion rate equal to a range of 30% to 40% of the average of the five lowest closing prices during the 20 days preceding conversion.

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